        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999


                                                      REGISTRATION NO. 333-84589
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              RESOURCEPHOENIX.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7300                            52-2190830
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              RESOURCEPHOENIX.COM
                             2401 KERNER BOULEVARD
                              SAN RAFAEL, CA 94901
                                 (415) 485-4500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 GUS CONSTANTIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              RESOURCEPHOENIX.COM
                             2401 KERNER BOULEVARD
                              SAN RAFAEL, CA 94901
                                 (415) 485-4500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

                  ALAN K. AUSTIN                                      ARMANDO CASTRO
                 STEVEN V. BERNARD                                   ELIZABETH A. YEE
                  JAMES C. CREIGH                                     PAUL L. SIEBEN
         WILSON SONSINI GOODRICH & ROSATI                     BROBECK, PHLEGER & HARRISON LLP
                650 PAGE MILL ROAD                                 TWO EMBARCADERO PLACE
                PALO ALTO, CA 94304                                   2200 GENG ROAD
                  (650) 493-9300                                    PALO ALTO, CA 94303
                                                                      (650) 424-0160

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 12, 1999


                           [RESOURCEPHOENIX.COM LOGO]

                                4,250,000 SHARES

                              CLASS A COMMON STOCK

     ReSourcePhoenix.com is offering 4,250,000 shares of its Class A common stock. This is ReSourcePhoenix.com's initial public offering and no public market currently exists for its shares. We have applied to have our Class A common stock quoted on the Nasdaq National Market under the symbol "RPCX." We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

                         ------------------------------

             INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

                                                              PER SHARE      TOTAL
                                                              ---------    ----------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to ReSourcePhoenix.com.............................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Some of our security holders have granted the underwriters a 30-day option to purchase up to an additional 637,500 shares of Class A common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the
shares of Class A common stock to purchasers on                , 1999.

                         ------------------------------

ROBERTSON STEPHENS                                    THOMAS WEISEL PARTNERS LLC

             The date of this prospectus is                , 1999.

                             Description of Artwork


Front Inside Cover

What if there was a company that...

Offered the cost-effective benefits
of outsourcing--

While providing the flexibility, control and scalability of an in-house financial and management reporting system--

And provided access to leading enterprise resource planning software via the Internet?

There is.

ReSourcePhoenix.com(TM)

Inside Gatefold

Graphical collage of people performing the tasks included in the ReSourcePhoenix solution.

Under the graphic is the following text:

Software
 Enterprise Resource Planning
 Sales Force Automation
 Functional Software
 Web-based Applications

Professional Expertise
 Accounting
 Information Technology
 Finance

Business Processes
 Financial and Management Reporting
 Transaction Processing
 Budgeting and Analysis
 Project Management
 Sales Contact Management
 Investor Services
 Accounting  Management

Internet
 Internet-based Communication
 Virtual Private Network
 Hosted Applications

ReSourcePhoenix.com Solutions
 ReFOCOS(SM)
 M.A.R.S.
 S.T.A.R.

     UNTIL                     , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR
CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTION.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    4
Information Regarding Forward Looking Statements............   13
Use of Proceeds.............................................   13
Dividend Policy.............................................   13
Capitalization..............................................   14
Dilution....................................................   15
Selected Financial Data.....................................   16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18
Business....................................................   28
Management..................................................   39
Relationship with Phoenix Companies and Certain
  Transactions..............................................   44
Principal Stockholders......................................   46
Description of Capital Stock................................   47
Shares Eligible For Future Sale.............................   50
Underwriting................................................   51
Legal Matters...............................................   53
Experts.....................................................   53
Where You Can Find More Information.........................   53
Index to Financial Statements...............................  F-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements, carefully before making an investment decision.

                              RESOURCEPHOENIX.COM

     ReSourcePhoenix.com provides outsourced financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions. Our primary service offerings include:

     - financial and management reporting;

     - accounting and finance management;

     - transaction processing;

     - financial budgeting and analysis;

     - implementation, integration and operation of financial and management reporting software, hardware, network and communications infrastructure;

     - sales tracking;

     - sales force contact management; and

     - investor services record keeping.

     Today's companies increasingly need financial and management reporting systems that can collect, organize and disseminate business information in a timely, accurate, relevant and easy-to-use format. This need is particularly acute for early stage and middle market companies that rely upon this information, but have limited capital and personnel resources to manage these systems and simultaneously focus on growing their business.

     We are pioneering the use of the Internet to integrate leading enterprise resource planning software applications with the expertise of information technology, finance, accounting and transaction processing professionals. Enterprise resource planning software integrates the back-office aspects of the business, including planning, inventory management, customer service, manufacturing, sales and marketing. Our solution offers the cost-effective benefits of outsourcing while providing the flexibility, control, customization, integration and scalability of an in-house system. We offer our clients access to the leading enterprise resource planning software applications, which often are too costly and complex for early stage and middle market companies to obtain and operate.

     We believe that our success will be driven by the increased demand for outsourced financial and management reporting solutions. Reasons for this growth include a desire by companies to focus on their core business, the inability of many early stage and middle market companies to cost-effectively acquire complete financial management solutions and difficulties in attracting and retaining qualified information technology, accounting, finance and transaction processing professionals. In addition, we believe that this growth will be fueled by the inability of many companies to effectively adopt and implement leading enterprise resource planning applications in-house, as well as the challenges inherent in developing and maintaining software applications, hardware, and data and communications networks.

     By outsourcing these critical back-office functions, companies can reduce or eliminate the costs of:

     - purchasing leading enterprise resource planning applications and associated hardware;

     - integrating and implementing the software and hardware with existing systems;

     - recruiting, hiring and training an extensive staff of information technology, accounting, finance and transaction processing professionals;

     - ongoing training of these professionals in their respective operational areas;

     - expanding overhead to support the growing organization; and

     - ongoing technology and process upgrades.

     We provide comprehensive, high-quality client service through our three primary service offerings. Our ReFOCOS service is a financial outsourcing solution that includes reporting, accounting, transaction processing, budgeting and analysis solutions. M.A.R.S. is a sales force automation software application for specialized financial services clients that can be licensed to clients or purchased by clients as a hosted application service. Our S.T.A.R. services are similar to ReFOCOS, but designed to provide investor services to sponsors of limited partnerships and real estate investment trusts. As of September 1, 1999, all but one of our ReFOCOS clients, who collectively generated approximately 37.6% of our revenues for the six months ended June 30, 1999, could access our service using the Internet. The remainder of our service clients, who collectively generated 26.2% of revenues for the six months ended June 30, 1999, access our service using non-Internet communications. During the same period, we derived approximately 36.2% of our revenue from software, including license fees and related services.


     In providing our services, we offer our clients access to a broad range of professionals who are highly qualified and specialized in their areas of functional expertise. In addition, we develop a business partnership with each client by assessing the client's needs and implementing a value-added solution based on our internally developed best practices. At the time of our formation, we provided information technology, accounting, finance and transaction processing services to entities affiliated with Phoenix Leasing Incorporated, a sponsor and syndicator of publicly-traded limited partnerships. Phoenix Leasing is controlled by Gus Constantin, our chairman, chief executive officer and controlling stockholder. As of September 1, 1999, we had 36 clients, including 33 unaffiliated clients and 3 clients affiliated with Phoenix Leasing. We have never lost a ReFOCOS client because of service or pricing issues.


     We incorporated in Delaware in July 1999 and our operating subsidiary was incorporated in California in September 1996. Our headquarters are located at 2401 Kerner Boulevard, San Rafael, California 94901 and our telephone number is
(415) 485-4500. Our Web site address is www.resourcephoenix.com. The information on our Web site is not a part of this prospectus.

                                  THE OFFERING

     The calculation of the shares of common stock outstanding in the table below is based on the number of shares outstanding as of September 1, 1999 after giving effect to a 1 to 0.72 reverse stock split. The shares of common stock outstanding assumes no exercise of the underwriters' over-allotment option and excludes (1) 1,260,000 shares of Class A common stock that have been reserved for issuance under our stock option plan and (2) 360,000 shares of Class A common stock that have been reserved for purchase by employees under our employee stock purchase plan.

Class A Common stock offered by
  ReSourcePhoenix.com..................   4,250,000 shares

Common stock to be outstanding after
the offering:

  Class A common stock.................   4,278,000 shares

  Class B common stock.................   7,172,000 shares

     Total.............................  11,450,000 shares
Over-allotment option offered by
selling security
  holders..............................     637,500 shares

Voting rights:

  Class A common stock.................  1 vote per share

  Class B common stock.................  5 votes per share

Use of proceeds........................  To repay indebtedness, capital expenditures and general corporate
                                         purposes, including working capital

Proposed Nasdaq National Market
symbol.................................  RPCX

               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table should be read with the financial statements and notes to those statements appearing elsewhere in this prospectus. The pro forma as adjusted column reflects the sale of 4,250,000 shares of Class A common stock offered by this prospectus at an assumed initial public offering price of $13.00 per share after deducting underwriter discounts and commissions and estimated expenses payable by us. Additionally, pro forma per share data gives effect to the number of shares whose proceeds are to be used to pay the dividend declared on September 12, 1999, as described in Note 4 of the Notes to Pro Forma Unaudited Consolidated Financial Statements.

                                                 YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                           ------------------------------------   -------------------------
                                              1996         1997         1998         1998          1999
                                           ----------   ----------   ----------   -----------   -----------
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Total revenue............................  $    1,175   $    5,340   $    4,686   $    2,312    $    4,161
Total operating expenses.................       1,298        6,121       10,354        4,204        11,766
Loss from operations.....................        (123)        (781)      (5,668)      (1,892)       (7,605)
Net loss.................................        (123)        (740)      (5,657)      (1,933)       (7,588)
Basic and diluted net loss per share.....  $    (0.02)  $    (0.10)  $    (0.79)  $    (0.27)   $    (1.05)
Shares used in computing basic and
  diluted net loss per share.............       7,200        7,200        7,200        7,200         7,200
Pro forma basic and diluted net loss
  per share..............................                            $    (1.32)                $    (1.04)
Shares used in computing pro forma basic
  and diluted net loss per share.........                                 7,277                      7,277

                                                                         AS OF JUNE 30, 1999
                                                             --------------------------------------------
                                                                        PRO FORMA          PRO FORMA
                                                             ACTUAL    AS ADJUSTED    AS FURTHER ADJUSTED
                                                             ------    -----------    -------------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents................................  $  128      $ 2,299            $49,372
  Working capital (deficit)................................    (709)      (1,709)            48,614
  Total assets.............................................   3,348        5,519             52,592
  Total liabilities........................................   2,042        5,213              1,963
  Total stockholder's equity...............................   1,306          306             50,629

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Class A common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our Class A common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

                      RISKS ASSOCIATED WITH OUR OPERATIONS

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED SOFTWARE APPLICATIONS AND BUSINESS PROCESS OUTSOURCING SOLUTIONS. WE CANNOT BE SURE THAT THESE SOLUTIONS WILL GAIN MARKET ACCEPTANCE.

     Our business model depends on the adoption of Internet-based software applications and business process outsourcing solutions by commercial users. Our business would suffer dramatically if these solutions are not accepted or not perceived to be effective. The market for Internet services, virtual private networks and widely distributed Internet-enabled packaged application software has only recently begun to develop. The growth of Internet-based business process outsourcing solutions could also be limited by:

     - concerns over transaction security and user privacy;

     - inadequate network infrastructure for the entire Internet; and

     - inconsistent performance of the Internet.

     In addition, growth in demand for and acceptance of Internet-based software applications and business process outsourcing solutions, including our ReFOCOS service, by early stage and middle market companies is highly uncertain. It is possible that our outsourced business information solutions may never achieve market acceptance. If the market for our services does not grow or grows less than we currently anticipate, our business, financial condition and operating results would be seriously harmed.

OUR REFOCOS SERVICE IS TARGETED AT EARLY STAGE AND MIDDLE MARKET COMPANIES, WHICH MAY BE MORE LIKELY TO BE ACQUIRED OR TO CEASE OPERATIONS THAN OTHER COMPANIES. AS A RESULT, OUR CLIENT BASE MAY BE MORE VOLATILE THAN THE CLIENT BASES OF COMPANIES THAT HAVE GREATER EMPHASIS ON MORE ESTABLISHED COMPANIES.


     Our ReFOCOS service is targeted at early stage and middle market companies, which may be more likely to be acquired or to cease operations than other companies. As a result, our client base may be more volatile than the client bases of companies that have greater emphasis on more established companies. We have lost six unaffiliated clients to date, two because the clients were acquired and three because the clients ceased operations. If we experience greater than expected client turnover, either because our clients are acquired, cease operations or for any other reason, our business, financial condition and operating results could be seriously harmed.


OUR GROWTH WILL BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     We must continue to attract and retain qualified information technology, accounting, finance and transaction processing professionals in order to perform services to our existing and future clients. The personnel capable of filling these positions are in great demand and recruiting and training them requires substantial resources. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot assure you that we will succeed in attracting and retaining the personnel we need to grow.

OUR CURRENT AND HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO OUR FUTURE FINANCIAL RESULTS.

     Our historical revenues were derived primarily from services that we do not expect to be the focus of our business in the future. We introduced our S.T.A.R. services and our original ReFOCOS service in 1993. Our Web-enabled ReFOCOS service and our hosted M.A.R.S. service, were introduced in November 1998 and August 1999, respectively. As of September 1, 1999, all but one of our ReFOCOS clients, who collectively generated approximately 37.6% of our revenues for the six months ended June 30, 1999, could access our service using the Internet. The remainder of our service clients, who collectively generated 26.2% of revenues for the six months ended June 30, 1999, access our service using non-Internet communications. During the same period, we derived approximately 36.2% of our revenues from software, including license fees and related services. Because our historical revenues were derived from a different type of service than the services that we plan to emphasize in the future, our historical financial results may not be comparable to our future financial results. In addition, our M.A.R.S. and S.T.A.R. services are marketed to specialized financial services clients. Our ReFOCOS services are marketed to a broader, less specialized market than either of our M.A.R.S. or S.T.A.R. services. We do not have much experience selling to the market that we have targeted for our ReFOCOS service. We may be unsuccessful in our efforts to market to this target market.

     We recently began to market M.A.R.S. as a hosted application in which our clients can outsource to us several functions, including database management, call center services, telemarketing services and sales transaction processing. Our strategy is to emphasize hosting M.A.R.S. in our data centers while continuing to offer M.A.R.S. as a licensed software product to our clients that prefer a software-only solution. As a result, we expect that software license fees will decline as a percentage of revenues as we add clients to our outsourced M.A.R.S. services and devote greater resources to our other outsourced financial and management reporting services.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

     We expect to have significant operating losses and to record significant net cash outflow on a quarterly and annual basis. Our business has not generated sufficient cash flow to fund our operations without requiring external sources of capital. Starting our company and building our network required substantial capital and other expenditures. As a result, we reported net loss from operations of approximately $14.0 million for the period from January 1, 1997, the date on which we began operations as a separate company, through June 30, 1999, and reported net cash used in operating and investing activities of $8.2 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures. We may not be able to obtain additional capital on terms favorable to us or at all.

OUR STOCK PRICE COULD FLUCTUATE DRAMATICALLY BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS. THIS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

     Period-to-period comparisons of our operating results may not be a good indication of our future performance. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts or investors. In that event, our stock price would likely fall significantly. As a result of the evolving nature of the markets in which we compete, we may have difficulty accurately forecasting our revenue in any given period. In addition to the factors discussed elsewhere in this section, a number of factors may cause our revenue to fall short of our expectations or cause our operating results to fluctuate, including:

     - the announcement or introduction of new or enhanced products or services by our competitors;

     - pricing changes by us or our competitors;

     - the timing and frequency of new client engagements or cancellations; and

     - sales cycle fluctuations.

     We must implement our services for new clients in a timely and cost-effective manner. To the extent that we are unable to staff client implementations using internal staff, we will need to delay our client implementations or hire outside software and systems integration consultants, whose services generally are much more costly. If we delay implementation for any client, we may not meet the expectations of that client, which could damage our relationship with that client. A delay in implementation would also postpone our recognition of revenues from that client, perhaps into a subsequent financial reporting period, which could cause us not to meet analyst or investor expectations for that period. If we hire outside software and systems integration consultants, our operating expenses will increase and our operating results will be harmed.

     Stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our Class A common stock. In particular, following initial public offerings, the market prices for stocks of Internet and technology-related companies often reach levels that bear no relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. The market prices of the securities of Internet-related and technology-related companies have been especially volatile. If our Class A common stock trades to high levels following this offering, it could eventually experience a significant decline. In addition, if our performance falls below the expectations of securities analysts or investors, the price of our Class A common stock will likely fall significantly.

OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF CLIENTS. AS A RESULT, THE LOSS OF A SINGLE CLIENT MAY SERIOUSLY HARM OUR OPERATING RESULTS.

     Our results of operations and our business depend on our relationships with a limited number of large clients. As a result, the loss of a single client may seriously harm our operating results. Set forth below is the percentage of revenues during 1998 and the six months ended June 30, 1999 for each of our clients that accounted for more than 10% of our revenues and for our ten largest clients combined:

                                               YEAR ENDED       SIX MONTHS ENDED
                                            DECEMBER 31, 1998    JUNE 30, 1999
                                            -----------------   ----------------
Phoenix Leasing (an affiliate)                    41%                 18%
GE Capital Aviation Services/PIMC                 20%                 10%
John Hancock Advisors                              --                 30%

Total of ten largest clients combined:            86%                 84%

     We cannot assure you that we will be able to maintain our historical rate of growth or our current level of revenues derived from any of our clients in the future. The termination of our business relationships with any of our significant clients or a material reduction in the use of our services by any of our significant clients, could seriously harm our business and operating results.

WE RELY ON THIRD PARTIES TO SUPPLY US WITH THE SOFTWARE, HARDWARE AND SERVICES NECESSARY TO PROVIDE OUR SERVICES. THE LOSS OF ANY OF THIS THIRD PARTY SOFTWARE, HARDWARE OR SERVICES MAY BE DIFFICULT TO REPLACE AND MAY HARM OUR OPERATING RESULTS.

     A substantial portion of the software that is integrated into our services is licensed from third parties, including Oracle Corporation and Necho Systems Corp. If we were to lose the right to use the software that we have licensed from Oracle, Necho or other third parties, our operations would be seriously harmed. Our agreements with our software vendors are non-exclusive. Our vendors may choose to compete with us directly. Oracle, for example, recently announced a Web-enabled version of its enterprise resource planning software that it plans to market directly to middle market businesses. Our vendors may also enter into strategic relationships with our competitors. These relationships may take the form of strategic investments, or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot assure you that the vendors of technology used in our products will continue to support this technology in its current form. We also cannot assure you that we will be able to adapt our own offerings to changes in this technology. In addition, we cannot assure you that the financial or other difficulties of our vendors will not adversely affect the technologies incorporated into our services, or that if these technologies become unavailable we will be able to find suitable alternatives.

     In addition, we depend on third parties, such as Cisco Systems, Inc. and Sun Microsystems, Inc., to supply servers, routers, firewalls, encryption technology and other key components of our telecommunications and network infrastructure. If any of our vendors fail to provide needed products or services in a timely fashion or at an acceptable cost, our business, financial condition and operating results could be seriously harmed. A disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand.

     We also depend on the services of software and systems integration firms to help us establish service with new clients. If the services of these firms became unavailable for any reason, our services to new clients could be delayed. In addition, we could be forced to pay higher rates for the services of these or substitute firms. If either of these events were to occur, our business, financial condition and operating results could be seriously harmed.

OUR BUSINESS AND REPUTATION MAY BE HARMED IF WE MAKE MISTAKES IN PERFORMING OUR SERVICES.

     Our business is subject to various risks resulting from errors and omissions in performing services for our clients. We perform accounting, finance, transaction processing, tax reporting, transfer agency and other services for our clients. We process data received from our clients that is critical to our clients' businesses and operations. We may make mistakes in performing our services, which may result in claims being made against us. If we do make mistakes, we cannot assure you that our financial reserves or insurance will be adequate to cover any claims made against us. In addition, our business reputation will be seriously harmed if we make any mistakes, which could adversely affect our relationships with our existing clients and our ability to attract new clients.

OUR SOFTWARE PRODUCTS AND THE SOFTWARE THAT WE HAVE INTEGRATED INTO OUR SERVICES MAY HAVE UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION OR DECREASE MARKET ACCEPTANCE OF OUR SERVICES.

     We derived approximately 36.2% of our revenues from licensing our M.A.R.S. software product during the six months ended June 30, 1999. Our clients rely on this software to perform critical business functions such as sales and expense tracking and fulfillment/inventory tracking. Because our clients depend on our M.A.R.S. software for their critical systems and business functions, any interruptions caused by unknown defects in our software could damage our reputation, cause our clients to initiate product liability suits against us, divert our research and development resources, cause us to lose revenue or delay market acceptance of the outsourced business service that is based on this software. Any of these things could harm our business. Our software may contain errors or defects, particularly when new versions or enhancements are released. We may not discover software defects that affect our current software or enhancements until after they are sold. Although we have not experienced any material software defects to date, any defects could cause our clients to experience severe system failures.

     The software applications that we license from Oracle, Necho and other third parties and integrate into our service offerings may contain defects when introduced or when new versions or enhancements are released. We cannot assure you that software defects will not be discovered in the future. If our services incorporate software that has defects and these defects adversely affect our service offerings, our business, reputation and operating results may be harmed.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

     Our current and potential competitors include applications service providers, systems integrators, and software and hardware vendors. Our competitors, who may operate in one or more of these areas, include companies such as Andersen Consulting, DIGEX, Inc., Exodus Communications, Inc., International Business Machines Corporation, PricewaterhouseCoopers LLP, and USInternetworking, Inc. Some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective clients. These relationships may take the form of strategic investments or marketing or other contractual arrangements.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

     - more quickly develop and expand their network infrastructures and service offerings;

     - better adapt to new or emerging technologies and changing customer needs;

     - negotiate more favorable licensing agreements with software application vendors;

     - more successfully recruit qualified information technology, accounting, finance and transaction processing professionals;

     - negotiate more favorable services agreements with software and systems integrators;

     - devote greater resources to the marketing and sale of their services; and

     - adopt more aggressive pricing policies.

     Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets, which could increase price and other competition in ways that could seriously harm our business, financial condition and operating results. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market. See "Business -- Competition."

WE RELY ON RAPIDLY CHANGING TECHNOLOGY AND MUST ANTICIPATE NEW TECHNOLOGIES.

     The technologies in which we have invested are rapidly evolving. As a result, we must anticipate and rapidly adapt to changes in technology to keep pace with the latest technological advances that are likely to affect our business and competitive position. For example, we recently adapted our ReFOCOS service, which formerly used a client-server communications architecture, to use an Internet communications architecture. Our future success will depend on our ability to deploy advanced technologies and respond to technological advances in a timely and cost effective manner. Even if we are able to deploy new technologies in a timely manner, we may incur substantial cost in doing so. If we are unable to develop or successfully introduce new technology on an as needed basis or if we are unable to do so in a cost effective manner, our business, financial condition and operating results would be seriously harmed.

WE PLAN TO EXPAND VERY RAPIDLY AND MANAGING OUR GROWTH MAY BE DIFFICULT.

     We have recently begun to aggressively expand our operations. To the extent that our business continues to grow both geographically and in terms of the number of products and services we offer, we must:

     - expand, train and manage our employee base effectively;

     - enlarge our network and infrastructure to accommodate new clients;

     - expand our infrastructure and systems to accommodate the growth of our existing clients; and

     - improve our management, financial and information systems and controls.

     We must recruit qualified information technology personnel, for which there is high demand and short supply. In addition, we must also recruit qualified accounting, finance and transaction processing personnel, which are also in high demand. We recently opened our first office outside of northern California and plan to open additional sales offices and data centers outside of California. We don't have much experience operating a multi-office business.

     There will be additional demands on our operations group and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the early stage nature of our operations. If we cannot manage our growth effectively, our business, financial condition or operating results could be seriously harmed.

WE DEPEND ON A LIMITED NUMBER OF KEY EXECUTIVES WHO WOULD BE DIFFICULT TO
REPLACE.

     Our success depends in significant part on the continued services of our senior management personnel. Gus Constantin, our chairman and chief executive officer, founded us and our predecessor business more than 27 years ago. Bryant Tong, our president and chief operating officer, has worked for us and our predecessor business for more than 16 years. David Brunton, our vice president and chief financial officer, has worked for us and our predecessor business for more than 12 years. Losing one or more of our key executives could seriously harm our business, financial condition and operating results. We cannot assure you that we will be able to retain our key executives or that we would be able to replace any of our key executives if we were to lose their services for any reason. If we had to replace any of our key executives, we would not be able to replace the significant amount of knowledge that many of our key executives have about us.

WE COULD BE HARMED IF OUR PRODUCTS, SERVICES OR TECHNOLOGIES ARE NOT COMPATIBLE WITH OTHER PRODUCTS, SERVICES OR TECHNOLOGIES.

     We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and network architectures offered by various vendors. If we fail to conform to a prevailing or emerging standard, our business, results of operations and financial condition could be seriously harmed. We cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. We also cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make our products, services or technologies noncompetitive or obsolete.

IF WE DO NOT EFFECTIVELY ADDRESS OUR MARKET, WE MAY NEVER REALIZE A RETURN ON THE INVESTMENTS WE HAVE MADE TO EXECUTE OUR STRATEGY.

     We have made substantial investments to pursue our strategy. These investments include:

     - developing relationships with particular software providers, including Oracle and Necho;

     - investing to develop unique product features, including invoice reporting and imaging functions; and

     - developing implementation resources around specific applications.

     These investments may not be successful. More cost-effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. We cannot assure you that our strategy will prove successful.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software products in our target market increases and the functionality of these products further overlaps, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. For example, we recently incurred significant expenses to successfully defend a meritless copyright infringement lawsuit that was filed against us. These suits may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

WE MAY BE LIABLE IF WE LOSE CLIENT DATA FROM NATURAL DISASTERS OR FOR ANY OTHER REASON.

     We currently conduct all of our data processing and network operations at our facility in San Rafael, California. In the event of a catastrophic disaster at our San Rafael data operations center, SunGard Recovery Services Inc. will provide business resumption of our critical systems at their data center in Philadelphia.

     We have comprehensive disaster recovery procedures in place, including uninterruptible power supply systems with seven day capacity, back-up power generators, nightly backup of our critical data, systems with off-site data vaults, and 24 and 72 hour service level agreements for recovering systems and data from the last available backup. However, we cannot assure you that our disaster recovery procedures are sufficient, or that our client's data would be recoverable in the event of a disaster.

     Our operations are dependent on SunGard being able to successfully provide back-up processing capability if we are unable to protect our computer and network systems against damage from a major catastrophe such as an earthquake or other natural disaster, fire, power loss, security breach, telecommunications failure or similar event. We cannot assure you that the precautions that we have taken to protect ourselves against these types of events will prove to be adequate. If we suffer damage to our data or operations center, experience a telecommunications failure or experience a security breach, our operations could be seriously interrupted. We cannot assure you that any such interruption or other loss will be covered by our insurance. Any such interruption or loss could seriously harm our business and results of operations.

IF OUR COMPUTER SYSTEMS AND SOFTWARE PRODUCTS ARE NOT YEAR 2000-COMPLIANT, OUR SERVICES COULD BE DISRUPTED.

     We confront the Year 2000 problem in three contexts.

     Our clients. Many of our clients and prospective clients maintain their operations on computer systems that may not be Year 2000-compliant. The failure of any clients to ensure that their systems are Year 2000-compliant could seriously harm their businesses, which in turn could seriously harm our business, financial condition and operating results. In addition, clients or prospective clients may delay purchasing software and related services, including our ReFOCOS, S.T.A.R. and M.A.R.S. services and M.A.R.S. software, due to concerns related to the Year 2000 problem.

     Our services. We sell computer-related services, so our risk of lawsuits relating to Year 2000 issues may be greater than that of companies in other industries. Because our computer products and services may incorporate components from different providers, it may be difficult to determine which component may cause a Year 2000 problem. As a result, we may become subject to Year 2000-related lawsuits whether or not our products and services are Year 2000-compliant.

     Our suppliers. Our business could be adversely affected if we cannot obtain products, services or systems that are Year 2000-compliant when we need them. In addition, if our vendors and service providers cannot deliver their products because of Year 2000 compliance problems, our business, financial condition and operating results could be seriously harmed.

                         RISKS RELATED TO THIS OFFERING

WE CANNOT BE CERTAIN THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR OUR CLASS A COMMON STOCK.

     Prior to this offering, there has been no public market for our Class A common stock. We cannot assure you that an active trading market for the Class A common stock will develop or continue as a result of this offering. If no active trading market develops for our Class A common stock, you may have difficulty selling our Class A common stock, which could adversely affect the price you are able to obtain for our Class A common stock.

GUS CONSTANTIN CAN EXERT SUBSTANTIAL CONTROL OVER OUR COMPANY.

     Gus Constantin, our founder, chairman and chief executive officer, owns all of the shares of our Class B common stock, each share of which entitles its holder to five votes on most stockholder actions. As a result, Mr. Constantin will have 89.3% of the combined voting power of both classes of our common stock after this offering. Holders of Class A common stock will be entitled to one vote per share and in the aggregate will have 10.7% of the combined voting power of both classes of our common stock after this offering. As a result of his stock ownership after this offering, Mr. Constantin will be in a position, without the approval of our public stockholders, to take corporate actions that could conflict with the interests of our public stockholders, such as:

     - amending our charter documents;

     - approving or defeating mergers or takeover attempts;

     - determining the amount and timing of dividends paid to himself and to holders of Class A common stock;

     - changing the size and composition of our board of directors and committees of our board of directors; and

     - otherwise controlling management and operations and the outcome of most matters submitted for a stockholder vote.

OUR OFFERING PRICE DOES NOT NECESSARILY RELATE TO ANY ESTABLISHED CRITERIA OF VALUE. OUR STOCK PRICE MAY TRADE AT PRICES BELOW OUR OFFERING PRICE.

     Through negotiations with the underwriters, we will determine the public offering price of the shares of our Class A common stock. This price will not necessarily relate to our book value, assets, past operating results, financial condition or any other established criteria of value. As a result, the shares being offered may trade at market prices below the initial public offering price.

APPROXIMATELY 8.0 MILLION, OR 65.4%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     After this offering, we will have 4,278,000 shares of Class A common stock outstanding. This includes the 4,250,000 shares that we are selling in this offering, which may be resold in the public market immediately as long as these shares are not purchased by our affiliates. The remaining 65.2%, or 8,018,291 shares, of our total outstanding shares, including shares subject to options that will become exercisable upon our initial public offering, will become available for resale in the public market as shown in the chart below.

     As restrictions on resale end, the market price of our Class A common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

NUMBER OF       PERCENT OF
 SHARES      TOTAL OUTSTANDING          DATE OF AVAILABILITY FOR SALE INTO PUBLIC MARKET
---------    -----------------          ------------------------------------------------
8,018,291          65.2%          181 days after the date of this prospectus, subject in some cases to volume limitations

     For a more detailed description, see "Shares Eligible for Future Sale."

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS FROM THIS OFFERING AND MAY NOT USE THE PROCEEDS EFFECTIVELY.

     The net proceeds of this offering are estimated to be approximately $50.3 million at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Our management will retain broad discretion as to the allocation of the proceeds of this offering. See "Use of Proceeds."

OUR CHARTER DOCUMENTS COULD DETER A TAKEOVER EFFORT, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

     Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to us and, accordingly, may discourage attempts to acquire us. See "Description of Capital Stock."

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results may differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

     You should rely only on the information contained in this prospectus when making a decision about whether to invest in our Class A common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of our Class A common stock is delivered.
                           -------------------------

     ReSourcePhoenix.com, ReFOCOS, S.T.A.R. and M.A.R.S. are trademarks of ReSourcePhoenix.com. This prospectus contains trademarks and trade names of other companies.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the 4,250,000 shares of Class A common stock offered by this prospectus are estimated to be approximately $50.3 million based upon an assumed offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

     We currently estimate that the net proceeds of the offering will be used as follows:

     - 5% to 10% for repayment of indebtedness;

     - 15% to 25% for capital expenditures; and

     - 55% to 65% for general corporate purposes, including working capital.

     As of the date of this prospectus, we can only estimate the particular uses for the net proceeds to be received upon completion of the offering. As a result, the foregoing estimates and our use of proceeds are subject to change at our management's discretion. The amounts actually expended for each of the purposes listed above may vary significantly depending upon a number of factors, including the progress of our marketing programs and capital spending requirements.

     From time to time, in the ordinary course of business, we may pursue the acquisition of new or complementary businesses, products or technologies in an effort to enter into new business areas, diversify our sources of revenue and expand our product and service offerings. A portion of the net proceeds may be used to fund acquisitions or investments. We currently have no arrangements, agreements or understandings, and are not engaged in active negotiations for any material acquisitions or investments.

                                DIVIDEND POLICY

     Except for a dividend paid to our sole stockholder on September 12, 1999, we have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion and operation of our business.

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1999, our total capitalization on an actual basis and pro forma as adjusted to give effect to the sale of 4,250,000 shares of Class A common stock in this offering at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds after deducting estimated underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with our historical consolidated financial statements and the related notes included elsewhere in this prospectus. The indicated number of shares of common stock outstanding does not include 846,291 shares of Class A common stock issuable upon exercise of stock options granted under our stock option plan at a weighted average exercise price of $2.08 per share.

                                                                  AS OF JUNE 30, 1999
                                                              ---------------------------
                                                                               PRO FORMA
                                                               ACTUAL         AS ADJUSTED
                                                              --------        -----------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      SHARE DATA)
Preferred stock, $0.001 par value per share; 5,000,000
  shares authorized, actual and as adjusted, no shares
  issued or outstanding, actual and as adjusted.............  $     --         $     --

Class A common stock, $0.001 par value per share; 27,800,000 shares authorized, actual and as adjusted, no shares,
  issued and outstanding, actual and 4,250,000 shares,
  issued and outstanding, as adjusted.......................        --           50,323

Class B common stock, $0.001 par value per share; 7,200,000
  shares authorized, actual and as adjusted, 7,200,000
  issued and outstanding, actual and as adjusted............    15,291           18,239

Accumulated deficit.........................................   (13,985)         (17,933)
                                                              --------         --------
Total stockholders' equity..................................  $  1,306         $ 50,629
                                                              ========         ========

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999 was approximately $1.3 million, or $0.18 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities divided by the pro forma number of shares of common stock outstanding as of June 30, 1999. Without taking into account any other changes in pro forma net tangible book value, other than to give effect to our sale of the 4,250,000 shares of Class A common stock in this offering and the receipt and application of the net proceeds from this offering, the pro forma net tangible book value as of June 30, 1999 would have been approximately $50.6 million, or $4.42 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $4.24 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.58 per share to investors purchasing Class A common stock in this offering.

     The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $13.00
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $0.18
  Increase per share attributable to new investors..........   4.24
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            4.42
                                                                      ------
Dilution per share to new investors.........................          $ 8.58
                                                                      ======

     The following table summarizes, on a pro forma basis as of June 30, 1999, the difference between the number of shares of Class A common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholder and by new investors, assuming an initial public offering price of $13.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                               SHARES PURCHASED      TOTAL CONSIDERATION
                                             --------------------   ---------------------   AVERAGE PRICE
                                               NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                             ----------   -------   -----------   -------   -------------
Existing stockholders......................   7,200,000     62.9%   $15,291,000     21.7%      $ 2.12
New investors..............................   4,250,000     37.1     55,250,000     78.3       $13.00
                                             ----------    -----    -----------    -----
          Total............................  11,450,000    100.0%    70,541,000    100.0%
                                             ==========    =====    ===========    =====

     The foregoing table assumes no exercise of outstanding options. As of September 1, 1999, options to purchase 846,291 shares of Class A common stock were outstanding at a weighted average exercise price of $2.08 per share. To the extent that these options are exercised, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, our independent public accountants, and are included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1994 and 1995 and the six-month periods ended June 30, 1998 and June 30, 1999, and the consolidated balance sheet data at June 30, 1999, are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                     SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                                   -----------------------------------------------   -----------------
                                    1994      1995      1996      1997      1998      1998      1999
                                   -------   -------   -------   -------   -------   -------   -------
                                      (UNAUDITED)                                       (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue:
  Contract service revenue.......  $   691   $   896   $ 1,175   $ 2,255   $ 2,460   $ 1,240   $ 1,740
  Contract service
     revenue-affiliate...........       --        --        --     3,085     2,182     1,034       913
  Software revenue...............       --        --        --        --        44        38     1,508
                                   -------   -------   -------   -------   -------   -------   -------
     Total revenue...............      691       896     1,175     5,340     4,686     2,312     4,161
                                   -------   -------   -------   -------   -------   -------   -------
Operating Expenses:
  Cost of providing services.....      325       442       570     2,874     4,479     2,297     2,472
  Cost of providing software
     revenue.....................       --        --        --        --       157        41       319
  General and administrative.....      188       222       298     2,035     2,072       750     1,172
  Research and development.......       --        --        --       566     2,216       654     1,289
  Client acquisition.............      345       347       418       513     1,123       321       995
  Depreciation and
     amortization................        5         8        12       133       307       141       228
  Stock-related compensation.....       --        --        --        --        --        --     5,291
                                   -------   -------   -------   -------   -------   -------   -------
     Total operating expenses....      863     1,019     1,298     6,121    10,354     4,204    11,766
                                   -------   -------   -------   -------   -------   -------   -------
Loss from operations.............     (172)     (123)     (123)     (781)   (5,668)   (1,892)   (7,605)
Other revenue (expense)..........       --        --        --        41        11       (41)       17
                                   -------   -------   -------   -------   -------   -------   -------
Net loss.........................  $  (172)  $  (123)  $  (123)  $  (740)  $(5,657)  $(1,933)  $(7,588)
                                   =======   =======   =======   =======   =======   =======   =======
Basic and diluted net loss per
  share..........................  $ (0.02)  $ (0.02)  $ (0.02)  $ (0.10)  $ (0.79)  $ (0.27)  $ (1.05)
Shares used in computing basic
  and diluted net loss per
  share..........................    7,200     7,200     7,200     7,200     7,200     7,200     7,200
Pro forma basic and diluted net
  loss per share.................                                          $ (1.32)            $ (1.04)
Shares used in computing pro
  forma basic and diluted net
  loss
  per share......................                                            7,277               7,277

                                                           DECEMBER 31,
                                     ---------------------------------------------------------    JUNE 30,
                                        1994          1995          1996        1997     1998       1999
                                     -----------   -----------   -----------   ------   ------   -----------
                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                     (UNAUDITED)
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents..........     $ --          $ --          $ --       $  106   $  503     $  128
Accounts receivable................      219           300           303          889      601      1,046
Property and equipment.............      232           250           256          686      694      1,994
Other assets.......................       --            --            --           51       24        159
Total assets.......................      451           550           559        1,732    1,822      3,348
Accounts payable and accrued
  liabilities......................      446           369           361          874    1,195        962
Deferred revenue...................       --            --            --           --      627      1,001
Payable to stockholder.............       --            --            --           --       --         79
Total liabilities..................      446           369           361          874    1,822      2,042
Stockholder's equity...............        5           181           198          858       --      1,306

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     ReSourcePhoenix.com provides outsourced financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions.

     Our operating subsidiary, ReSource/Phoenix, Inc., commenced operations on January 1, 1997. Before this time, we operated as part of Phoenix Leasing Incorporated, a sponsor and syndicator of publicly-traded limited partnerships, for more than 25 years. In August 1999, we reorganized into a holding company structure. As a result, we currently conduct all of our operations through our wholly-owned subsidiary ReSource/Phoenix, Inc.

     At the time of our formation, we provided information technology, accounting, finance and transaction processing services to entities affiliated with Phoenix Leasing which had at that time total combined assets of more than $200 million. We provided services to three clients affiliated with Phoenix Leasing, which had total combined assets of more than $300 million at September 1, 1999. See "Relationship with Phoenix Companies and Certain Transactions." Financial information for periods prior to January 1, 1997 have been derived from the financial statements of Phoenix Leasing using principles of carve-out accounting.

     We introduced our S.T.A.R. and our original ReFOCOS services in 1993. Using our S.T.A.R. service, we perform a variety of investor relations functions for sponsors of limited partnerships and real estate investment trusts. Using our original ReFOCOS service, we perform a wide variety of accounting, finance, transaction processing and other related services for our clients. Our S.T.A.R. and original ReFOCOS services are based on point-to-point client-server technology.

     In March 1999, we began licensing our M.A.R.S. software, which is a sales force automation application aimed at the mutual fund and variable annuity industries. All of our software clients have entered into annual software maintenance and support contracts. The first of these contracts comes up for renewal in the second quarter of 2000.

     We introduced our Web-enabled ReFOCOS service and our hosted M.A.R.S. service in November 1998 and August 1999, respectively. Our Web-enabled ReFOCOS service is similar to our original ReFOCOS service, except that clients can now access the service using conventional Internet browser software. We are currently implementing our first hosted M.A.R.S. client. Our M.A.R.S. service offerings will include a hosted software service in which we install and maintain the M.A.R.S. software in our data operations center for our clients.

     As of September 1, 1999, all but one of our ReFOCOS clients, who collectively generated approximately 37.6% of our revenues for the six months ended June 30, 1999, could access our service using the Internet. The remainder of our service clients, who collectively generated 26.2% of revenues for the six months ended June 30, 1999, access our service using non-Internet communications. During the same period, we derived approximately 36.2% of our revenues from software, including license fees and related services. Moving forward, however, we expect that software revenues will decline as a percentage of revenues as we add clients for our hosted M.A.R.S. service and as we devote greater resources to our other outsourced business services.

     We expect to record aggregate compensation expense of approximately $3.9 million in the fourth quarter of 1999 in connection with the grant of stock options to some of our officers and employees. This entire amount will be recognized at the effective time of our initial public offering.

     Contract service revenue. We derive contract service revenue from fees to provide monthly information technology, accounting, finance and transaction processing for both ReFOCOS and S.T.A.R. clients and from one-time installation fees. We recognize monthly fees as these services are performed and installation fees once installation is complete.

     Contract service revenue -- affiliate. We derive contract service revenue -- affiliate by providing our S.T.A.R. and ReFOCOS services to our affiliates. Prior to August 1, 1999 we charged our affiliates the fully allocated cost to provide such services. Effective August 1, 1999, we increased our fees to affiliates to reflect a market rate. We recognize affiliate revenue in the same manner as our contract service revenues. See "Relationship with Phoenix Companies and Certain Transactions -- Intercompany Agreements."

     Software revenue. We derive software revenue from software license fees, consulting services, training and maintenance for our M.A.R.S. software. Software license fee revenue consists principally of up-front license fees earned from the licensing of the M.A.R.S. software. Revenue from up-front software license agreements is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2. This revenue is recognized when delivery has occurred, collection is deemed probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. To date, we have licensed our M.A.R.S. product primarily on a perpetual basis. Consulting services and training revenues are recognized as services are performed and accepted by the customers. Maintenance revenue is recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training and maintenance, these separate elements are unbundled from the agreement based on the element's fair value.

     Components of costs and expenses. Cost of providing services includes salaries and benefits for personnel in our S.T.A.R. and ReFOCOS operations groups, fees paid to outside service providers other than implementation service providers and other miscellaneous operating costs. Cost of providing software revenue includes salaries and benefits for personnel in our M.A.R.S. technical support and installation groups and costs related to consulting, training and maintenance, and updates. Prior to the quarter ended June 30, 1998, these costs were expensed as research and development. General and administrative expenses includes salaries and benefits for management personnel, fees paid to outside service providers for corporate-related services and other corporate overhead. Research and development expenses include salaries and benefits for personnel engaged in M.A.R.S. development, consulting fees paid to outside service providers engaged in M.A.R.S. development and other miscellaneous costs associated with M.A.R.S. development. Client acquisition expense includes salaries, benefits and commissions paid to our sales and marketing and implementation personnel, travel expenses of our sales and marketing and implementation personnel, advertising expenses and fees paid to outside implementation consultants.

CONSOLIDATED RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items reflected in our consolidated statements of operations expressed as a percentage of revenue.

                                                                                SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,         JUNE 30,
                                                   -------------------------    -----------------
                                                   1996      1997      1998      1998      1999
                                                   -----    ------    ------    ------    -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Contract service revenue.......................  100.0%     42.2%     52.5%    53.6%      41.9%
  Contract service revenue -- affiliate..........     --      57.8      46.6     44.7       21.9
  Software revenue...............................     --        --       0.9      1.7       36.2
                                                   -----    ------    ------    -----     ------
          Total revenue..........................  100.0     100.0     100.0    100.0      100.0
                                                   -----    ------    ------    -----     ------
Operating expenses:
  Cost of providing services.....................   48.5      53.8      95.6     99.4       59.4
  Cost of providing software revenue.............     --        --       3.4      1.8        7.7
  General and administrative.....................   25.4      38.1      44.2     32.4       28.2
  Research and development.......................     --      10.6      47.3     28.3       31.0
  Client acquisition.............................   35.6       9.6      24.0     13.9       23.9
  Stock-related compensation.....................     --        --        --       --      127.2
  Depreciation and amortization..................    1.0       2.5       6.6      6.1        5.5
                                                   -----    ------    ------    -----     ------
          Total operating expenses...............  110.5     114.6     221.1    181.9      282.9
                                                   -----    ------    ------    -----     ------
Loss from operations.............................  (10.5)    (14.6)   (121.1)   (81.9)    (182.9)
Other income (expense)...........................     --       0.8       0.3     (1.8)       0.4
                                                   -----    ------    ------    -----     ------
Net loss.........................................  (10.5)%   (13.8)%  (120.8)%  (83.7)%   (182.5)%
                                                   =====    ======    ======    =====     ======

  Six Months Ended June 30, 1999 and 1998

     Revenue. Total revenue increased 80.0% to $4.2 million for the six months ended June 30, 1999 from $2.3 million for the six months ended June 30, 1998.

     Contract service revenue. Contract service revenue increased 40.3% to $1.7 million for the six months ended June 30, 1999 as compared to $1.2 million in the corresponding period of 1998. The increase was due primarily to a higher number of S.T.A.R. and ReFOCOS clients in 1999 versus 1998. S.T.A.R. revenue was $0.9 million, or 52.9% of total contract service revenue, and $0.8 million, or 66.7% of total contract service revenue, for the six months ended June 30, 1999 and 1998, respectively. ReFOCOS revenue was $0.8 million, or 47.1% of total contract service revenue, and $0.4 million or 33.4% of total contract service revenue for the six months ended June 30, 1999 and 1998, respectively. The number of our S.T.A.R. clients increased to 13 at June 30, 1999 from 11 at June 30, 1998 and the number of our ReFOCOS clients increased to 11 at June 30, 1999 from eight at June 30, 1998.

     Contract service revenue -- affiliate. Contract service revenue from affiliates decreased 11.7% to $0.9 million for the six months ended June 30, 1999 from $1.0 million for the corresponding period in 1998. This decrease was the result of the dissolution of three affiliated limited partnerships as these partnerships reached the end of their stated terms.

     Software revenue. Software revenue increased to $1.5 million for the six months ended June 30, 1999 from $38,000 in the corresponding period of 1998, due to the completion of the M.A.R.S. development phase. Prior to 1999, the M.A.R.S. product was in Beta testing at client sites. Customer acceptance was contingent upon installation of a final working copy of the software, which occurred during the quarter ended June 30, 1999. As a result, software license revenue was deferred until customer acceptance was received as required under SOP 97-2.

     Cost of providing service. Cost of providing service increased 7.6% to $2.5 million for the six months ended June 30, 1999 from $2.3 million for the six months ended June 30, 1998. The increase is primarily due to additional salary and benefit costs of $0.3 million associated with hiring additional operations personnel required to provide services to new clients.

     Cost of providing software revenue Cost of providing software revenue increased 678.0% to $0.3 million for the six months ended June 30, 1999 from $41,000 for the six months ended June 30, 1998. The increase is due to the increase in M.A.R.S. contracts.

     General and administrative expenses. General and administrative expenses increased 56.3% to $1.2 million for the six months ended June 30, 1999 from $0.8 million for the six months ended June 30, 1998. The increase is due to additional salaries and benefits of $0.4 million associated with hiring additional management and administrative personnel to support our operations.

     Research and development expenses. Research and development expenses increased 97.1% to $1.3 million for the six months ended June 30, 1999 from $0.7 million for the corresponding period in 1998. The increase was due to additional salary and benefits of $0.5 million associated with hiring additional employees and direct costs of $0.1 million to support M.A.R.S. development.

     Client acquisition expense. Client acquisition expenses increased 210.0% to $1.0 million for the six months ended June 30, 1999 from $0.3 million for the corresponding period in 1998. The increase was due to salary and benefit expenses of $0.5 million related to adding sales, marketing and implementation personnel and consulting fees of $0.2 million associated with the implementation of our ReFOCOS product.

     Stock-related compensation expense. Stock-related compensation expense is related to our incentive compensation plan which went into effect on January 1, 1999. This plan was terminated on August 4, 1999 subject to the effectiveness of our initial public offering. See "Management -- Stock Plans."

  Years Ended December 31, 1998 and 1997

     Revenue. Total revenue decreased 12.2% to $4.7 million in 1998 from $5.3 million in 1997, primarily due to a decrease in contract service revenue from affiliates from $3.1 million in 1997 to $2.2 million in 1998.

     Contract service revenue. Contract service revenue increased 9.1% to $2.5 million for the year ended December 31, 1998 from $2.3 million for the year ended December 31, 1997. S.T.A.R. revenue was $1.7 million and $1.6 million for the years ended 1998 and 1997, respectively, a 6.3% increase. ReFOCOS revenue was $0.8 million and $0.7 million for the years ended 1998 and 1997, respectively, a 14.3% increase. During this period, the number of our S.T.A.R. clients increased to 13 in 1998 from 11 in 1997 and the number of ReFOCOS clients increased to 14 in 1998 from five in 1997. A number of the new contract service clients began service late in 1998 so we did not benefit from a full year of revenue from these clients.

     Contract service revenue -- affiliate. Contract service revenue from affiliates decreased 29.3% from $3.1 million in 1997 to $2.2 million in 1998. This decrease in contract service revenue from affiliates was due to the disposal by an affiliate of certain of its business units for which we provided contract services.

     Software revenue. Software revenue increased from zero in 1997 to $44,000 in 1998. This increase consists of non-refundable installation fees for our M.A.R.S. product.

     Cost of providing services. Cost of providing services increased 55.8% to $4.5 million in 1998 from $2.9 million in 1997. The increase was primarily due to the increase in the number of clients serviced, which required us to add personnel in our operations group and resulted in additional salaries and benefits of $1.2 million for these personnel, as well as increased hiring and consulting costs of $0.3 million.

     Cost of providing software revenue. Cost of providing software revenue increased $0.2 million in 1998 from zero in 1997. The increase was due to the increase in M.A.R.S. contracts.

     General and administrative expenses. General and administrative expenses increased 1.8% to $2.1 million in 1998 from $2.0 million in 1997. The increase was primarily due to the hiring of additional management and administrative personnel to support our operations.

     Research and development expenses. Research and development expenses increased 291.5% to $2.2 million in 1998 from $0.6 million in 1997. The increase was primarily due to hiring additional full-time and contract personnel to develop enhancements and new features to our M.A.R.S software product.

     Client acquisition expenses. Client acquisition expenses increased 118.9% to $1.1 million in 1998 from $0.5 million in 1997. The increase was primarily due to salaries, benefits and travel expenses of $0.5 million associated with hiring additional sales and implementation personnel for the M.A.R.S and ReFOCOS services as well as $65,000 of costs associated with hiring additional implementation consultants to transition our existing ReFOCOS clients to our Web-enabled ReFOCOS service.

  Years Ended December 31, 1997 and 1996

     Revenue. Total revenue increased 354.5% to $5.3 million in 1997 from $1.2 million in 1996.

     Contract service revenue. Contract service revenue increased 91.9% to $2.3 million in 1997 from $1.2 million in 1996. This increase was the result of adding additional S.T.A.R. clients and, to a lesser extent, adding an additional ReFOCOS client. S.T.A.R. revenue was $1.6 million and $0.7 million for the years ended 1997 and 1996, respectively, a 128.6% increase. ReFOCOS revenue was $0.7 million and $0.5 million for the years ended 1997 and 1996, respectively, a 40.0% increase. During this period, the number of our S.T.A.R. clients increased to 11 in 1997 from six in 1996 and the number of ReFOCOS clients increased to five in 1997 from four in 1996.

     Contract service revenue -- affiliate. We recognized contract service revenue from affiliates of $3.1 million in 1997, but did not recognize any contract service revenue from affiliates in 1996. Prior to January 1, 1997, we operated as part of Phoenix Leasing and accordingly did not recognize revenues for services that we provided to affiliates.

     Cost of providing services. Cost of providing services increased 404.2% to $2.9 million in 1997 from $0.6 million in 1996. The increase was due primarily to providing additional services to affiliates, which required us to include personnel in our operations group who formerly were included in the financial results of Phoenix Leasing.

     General and administrative expenses. General and administrative expenses increased 582.9% to $2.0 million in 1997 from $0.3 million in 1996. The increase was due to providing additional services to affiliates, which required us to include personnel who formerly were included in the financial results of Phoenix Leasing.

     Research and development expenses. Research and development expenses increased to $0.6 million in 1997 from zero in 1996. The increase is due to hiring full-time employees and consultants to develop our M.A.R.S. product. The initial development effort began in 1997.

     Client acquisition expenses. Client acquisition expenses increased 22.7% to $0.5 million in 1997 from $0.4 million in 1996. The increase is primarily due to an increase in salaries, benefits and commissions paid to our sales force.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth selected unaudited quarterly consolidated financial information for each of the eight quarters in the period ended June 30, 1999, as well as such data expressed as a percentage of our revenue for the periods presented. This information has been derived from unaudited consolidated statements of operations data that, in the opinion of management, are stated on a basis consistent with the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Our results of operations for any quarter are not necessarily indicative of the results to be expected in any future period.

                                                                                   QUARTER ENDED
                                                 ----------------------------------------------------------------------------------
                                                 SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     1997            1997         1998        1998         1998            1998
                                                 -------------   ------------   ---------   --------   -------------   ------------
                                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Contract service revenue......................     $  598          $  608       $   664    $   575       $   578        $   643
 Contract service revenue -- affiliate.........        912             908           553        481           589            559
 Software revenue..............................         --              --            --         39             3              2
                                                    ------          ------       -------    -------       -------        -------
       Total revenue...........................      1,510           1,516         1,217      1,095         1,170          1,204
Operating expense:
 Cost of providing services....................        884             793         1,177      1,120         1,155          1,027
 Cost of providing software revenue............         --              --            --         41            57             59
 General and administrative....................        670             705           338        412           503            819
 Research and development......................        177             354           289        365           628            934
 Client acquisition............................        125             114           164        157           247            555
 Depreciation and amortization.................         35              43            68         73            80             86
 Stock-related compensation....................         --              --            --         --            --             --
                                                    ------          ------       -------    -------       -------        -------
       Total operating expenses................      1,891           2,009         2,036      2,168         2,670          3,480
                                                    ------          ------       -------    -------       -------        -------
Loss from operations...........................       (381)           (493)         (819)    (1,073)       (1,500)        (2,276)
Other income (expense).........................         16              12           (20)       (21)           49              3
                                                    ------          ------       -------    -------       -------        -------
Net loss.......................................     $ (365)         $ (481)      $  (839)   $(1,094)      $(1,451)       $(2,273)
                                                    ======          ======       =======    =======       =======        =======

                                                    QUARTER ENDED
                                                 --------------------
                                                 MARCH 31,   JUNE 30,
                                                   1999        1999
                                                 ---------   --------
                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Contract service revenue......................   $   808    $   932
 Contract service revenue -- affiliate.........       478        435
 Software revenue..............................        95      1,413
                                                  -------    -------
       Total revenue...........................     1,381      2,780
Operating expense:
 Cost of providing services....................     1,108      1,364
 Cost of providing software revenue............       129        190
 General and administrative....................       600        572
 Research and development......................       610        679
 Client acquisition............................       401        594
 Depreciation and amortization.................        91        137
 Stock-related compensation....................     2,358      2,933
                                                  -------    -------
       Total operating expenses................     5,297      6,469
                                                  -------    -------
Loss from operations...........................    (3,916)    (3,689)
Other income (expense).........................         9          8
                                                  -------    -------
Net loss.......................................   $(3,907)   $(3,681)
                                                  =======    =======

                                                                     AS A PERCENTAGE OF REVENUE
                                                 -------------------------------------------------------------------
                                                 SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                     1997            1997         1998        1998         1998
                                                 -------------   ------------   ---------   --------   -------------
Revenue:
 Contract service revenue......................       39.6%           40.1%         54.6%      52.5%         49.4%
 Contract service revenue -- affiliate.........       60.4            59.9          45.4       43.9          50.3
 Software revenue..............................         --              --            --        3.6           0.3
                                                    ------          ------       -------    -------       -------
       Total revenue...........................      100.0           100.0         100.0      100.0         100.0
Operating expense:
 Cost of providing services....................       58.5            52.3          96.7      102.3          98.7
 Cost of providing software revenue............                                                 3.7           4.9
 General and administrative....................       44.4            46.5          27.8       37.6          43.0
 Research and development......................       11.7            23.4          23.7       33.3          53.7
 Client acquisition............................        8.3             7.5          13.5       14.3          21.1
 Depreciation and amortization.................        2.3             2.8           5.6        6.7           6.8
 Stock-related compensation....................         --              --            --         --            --
                                                    ------          ------       -------    -------       -------
       Total operating expenses................      125.2           132.5         167.3      197.9         228.2
                                                    ------          ------       -------    -------       -------
Loss from operations...........................      (25.2)          (32.5)        (67.3)     (97.9)       (128.2)
                                                    ------          ------       -------    -------       -------
Other income (expense).........................        1.1             0.8          (1.6)      (2.0)          4.2
Net loss.......................................      (24.1)%         (31.7)%       (68.9)%    (99.9)%      (124.0)%
                                                    ======          ======       =======    =======       =======

                                                     AS A PERCENTAGE OF REVENUE
                                                 -----------------------------------
                                                 DECEMBER 31,   MARCH 31,   JUNE 30,
                                                     1998         1999        1999
                                                 ------------   ---------   --------
Revenue:
 Contract service revenue......................       53.4%         58.5%      33.5%
 Contract service revenue -- affiliate.........       46.4          34.6       15.7
 Software revenue..............................        0.2           6.9       50.8
                                                   -------       -------    -------
       Total revenue...........................      100.0         100.0      100.0
Operating expense:
 Cost of providing services....................       85.3          80.2       49.1
 Cost of providing software revenue............        4.9           9.3        6.8
 General and administrative....................       68.0          43.4       20.6
 Research and development......................       77.6          44.2       24.4
 Client acquisition............................       46.1          29.0       21.5
 Depreciation and amortization.................        7.1           6.6        4.9
 Stock-related compensation....................         --         170.7      105.5
                                                   -------       -------    -------
       Total operating expenses................      289.0         383.6      232.7
                                                   -------       -------    -------
Loss from operations...........................     (189.0)       (283.6)    (132.7)
                                                   -------       -------    -------
Other income (expense).........................        0.2           0.7        0.3
Net loss.......................................     (188.8)%      (282.9)%   (132.4)%
                                                   =======       =======    =======

     Revenue. Our total revenues have fluctuated over the last eight quarters primarily as a result of decreases in contract service revenue from affiliates, the introduction of our M.A.R.S. software product and changes in contract service revenue. The increase in revenue for the three quarters ended June 30, 1999 was due to the addition of sales and marketing personnel beginning in October 1998 and the introduction of our M.A.R.S. product in March 1999.

     Contract service revenue. Contract service revenue increased from $0.6 million for the quarter ended September 30, 1997 to $0.9 million for the quarter ended June 30, 1999 primarily as a result of adding additional ReFOCOS clients.

     Contract service revenue -- affiliate. Contract service revenue from affiliates has fluctuated as a result of the disposition of affiliated entities.

     Software revenue. We recognized $1.4 million in software license revenue from our M.A.R.S. software product during the quarter ended June 30, 1999. Software revenue in the quarter ended June 30, 1999 includes $0.6 million of revenue deferred in prior periods, which was recognized at the time of final installation and acceptance of our M.A.R.S. product by some of our customers.

     Cost of providing services. Cost of providing services has generally increased over the eight quarters ended June 30, 1999. These increases were primarily due to the addition of additional personnel and infrastructure to service new clients. Cost of providing services decreased in the quarter ended December 31, 1998, primarily as a result of a decrease in consulting related expenses. Cost of providing services increased from the quarter ended March 31, 1998 through the quarter ended June 30, 1998. The increase was primarily due to the increase in the number of contract services offered coupled with additions to our operations infrastructure. Some of these operational infrastructure costs will be spread over future clients and as a result we expect that these costs as a percentage of revenue will decline in the future. The reduction in costs as a percentage of revenue for the quarter ended June 30, 1999 was due primarily to the increase in software revenue recognized related to M.A.R.S. that had previously been deferred. Prior to 1999, the M.A.R.S. product was in Beta testing at client sites. Customer acceptance was contingent upon installation of a final working copy of the software, which occurred during the quarter ended June 30, 1999. As a result, all software revenue was deferred until customer acceptance was received as required under SOP 97-2 except an insignificant amount of non-refundable installation fees. Costs incurred related to the development of our M.A.R.S. software product were expensed as research and development when incurred because the product had not reached technological feasibility until the quarter ended June 30, 1999.

     Cost of providing software revenue. Cost of providing software revenue has increased over the five quarters ended June 30, 1999. This increase has been due to the increase in the number of M.A.R.S. contracts.

     General and administrative expenses. General and administrative expenses have fluctuated on a quarter-to-quarter basis as a result of the addition of additional personnel and infrastructure to service new clients. The increase in general and administrative expenses for the quarter ended December 31, 1998 was primarily the result of an accrual for estimated legal fees.

     Research and development expenses. Research and development expenses increased due to increases in personnel and infrastructure. Research and development expenses increased for the quarter ended December 31, 1998 due to the hiring of an increased number of outside consultants to complete the development of our M.A.R.S. software product.

     Client acquisition expenses. Client acquisition expenses have increased on a quarter-to-quarter basis due to an increase in the number of new clients, increases in our personnel and investments in infrastructure. We completed the initial installations of our web-enabled ReFOCOS service during the quarter ended December 31, 1998 and the increase in client acquisition expenses reflects the use of outside consultants working in conjunction with our internal implementation group to complete these projects.

     Our quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, our ability to design, develop and introduce new services and features for existing services on a timely basis, transition costs to new technologies, expenses incurred for geographic expansion, price competition, and general economic factors. A substantial majority of our operating expenses particularly personnel and related costs, depreciation and rent, is relatively fixed in advance of any particular quarter. Our agreements with our clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of our services or our underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in additional losses for such quarter. In addition, our business may be affected by the risks set forth in "Risk Factors." Our future revenue and results of operations may vary substantially.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through equity contributions and loans from our sole stockholder, the Gus and Mary Jane Constantin 1978 Living Trust.

     At June 30, 1999, we had approximately $0.1 million of cash and cash equivalents. Net cash used in operating activities in 1998, 1997 and 1996 was $4.1 million, $0.7 million, and $0.1 million, respectively. The increase in cash used in operating activities in 1998 compared to 1997 was primarily the result of net losses.

     Net cash used in investing activities was $0.3 million, $0.5 million and zero in 1998, 1997 and 1996, respectively. The net cash used in investing activities resulted primarily from capital expenditures for data processing equipment, and furniture and fixtures. We expect to make additional capital expenditures for new office space, furniture, equipment and fixtures to support the continued growth of our operations.

     Net cash provided by financing activities was $4.8 million, $1.2 million and $0.1 million in 1998, 1997 and 1996, respectively. Net cash provided by financing activities in 1998, 1997 and 1996 was primarily a result of equity investments by our sole stockholder.

     We believe that the net proceeds from this offering, together with existing cash balances and anticipated cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. We may also utilize cash to acquire or invest in complementary businesses or to obtain the right to use complementary technologies, although we do not have any pending plans to do so. We may sell additional equity or debt securities or enter into new credit facilities.

YEAR 2000

     Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because such systems were developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "year 2000" requirements.

     State of readiness. Our business is dependent on the operation of numerous systems that could potentially be affected by year 2000-related problems. Those systems include, among others:

     - the M.A.R.S. software product that we license to customers;

     - hardware and software systems that we use in our operations, including our proprietary software systems as well as software supplied by third parties;

     - communications networks such as our client/server network, the Internet and our private intranet;

     - the hardware and software systems of our customers and suppliers; and

     - non-information technology systems and services, such as utilities, telephone systems and building systems.

     We are currently reviewing the year 2000 readiness of our hardware, software and systems we depend on to run our operations. The phases of our year 2000 program are as follows:

     - assignment of responsibility for issues, such as systems, facilities, equipment, software and legal audit, which was completed in the summer of 1998;

     - inventory of all aspects of our operations and relationships subject to the year 2000 problem, which was completed in the summer of 1998 for existing systems and is ongoing for new components as these new components are added to our system;

     - communication as necessary with significant suppliers to determine the readiness of their products and systems, which was completed in August 1999 for critical suppliers and is ongoing for non-critical suppliers;

     - comprehensive analysis, including impact analysis and cost analysis, of our year 2000 readiness, which was completed in April 1999 for critical components of our system and is ongoing for non-critical components of our system; and

     - testing and remediation, which was completed for our S.T.A.R. service in June 1999, completed for our M.A.R.S. software product and service in August 1999 and is expected to be completed for our ReFOCOS service in September 1999.

     To date, we have not encountered any material year 2000 problems with the hardware and software systems we use in our operations that have not been corrected. In addition, our vendors have certified to us that the hardware and software they provide to us are year 2000-compliant. In the event that any such vendors' products, services or systems do not meet the year 2000 requirements on a timely basis, our business could be seriously harmed.

     Risks. Year 2000-related errors or defects that affect the operation of our software could result in:

     - delay or loss of revenue;

     - cancellation of customer contracts;

     - diversion of development resources;

     - damage to our reputation;

     - increased customer support and warranty costs; and

     - litigation costs.

     Success of our year 2000 compliance efforts may also depend on the success of our customers in dealing with their year 2000 issues. Our M.A.R.S. product is generally integrated into enterprise systems involving sophisticated hardware and complex software products which may not be year 2000-compliant and this may have an adverse impact on or demand for our M.A.R.S. product.

     Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services and related to year 2000 compliance issues, we cannot assure you that we will not in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability for year 2000-related damages, including consequential damages, would seriously harm our business, financial condition and operating results.

     In addition, we believe that purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance or defer additional software purchases until after 2000. As a result, some customers and potential customers may have more limited budgets available to purchase software products such as those offered by us, and others may choose to refrain from changes in their information technology environment until after 2000. Still other companies are accelerating purchases of software products prior to 2000, causing an increase in short-term demand which may, in turn, cause a corresponding decrease in long-term demand for software products. To the extent year 2000 issues cause significant change in, delay in, or cancellation of, decisions to purchase our products or services, our business could be materially adversely affected.

     Contingency plan. We could experience material adverse effects on our business if we fail to identify all year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. Therefore, we have contingency plans for handling year 2000 problems that are not detected and are correcting any identified problems prior to their occurrence. If previously undetected year 2000 issues occur, we plan to consult with Oracle and our other vendors to determine if the problem relates to products supplied by these vendors and is wide-spread among users of these products. If the problems are widespread, we will apply resolutions provided by these vendors. If the problem is not widespread, we will investigate whether all of the latest year 2000 patches and configuration recommendations from the vendors have been applied, and apply as necessary. If the problem persists we will investigate the particular problem. If the problem seems to be hardware, operating system or network related, we will apply the appropriate vendor fix or transfer operations to our business resumption site at SunGard, whichever is a lower risk.

     Costs. To date, we have not incurred any material costs directly associated with our year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our year 2000 assessment and remediation efforts. We do not expect the total cost of year 2000 problems to be material to our business, financial condition and operating results. However, we have not completed our year 2000 investigation and we will continue to evaluate our products, software provided by third parties and infrastructure systems that we rely on. Despite our efforts, we may not identify and remediate all significant year 2000 problems on a timely basis, remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business. See "Risk Factors -- If our computer systems and software products are not year 2000 compliant, our services could be disrupted."

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations.

     In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not expect the adoption of SOP 98-9 to have a material effect on our results of operations or financial condition.

                                    BUSINESS

OVERVIEW

     ReSourcePhoenix.com provides outsourced financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions.

     We are pioneering the use of the Internet to integrate leading enterprise resource planning software applications with the expertise of information technology, finance, accounting and transaction processing professionals. Our solution offers the cost-effective benefits of outsourcing while providing the flexibility, control, customization, integration and scalability of an in-house system. We offer our clients access to leading enterprise resource planning software applications, which often are too costly and complex for early stage and middle market companies to obtain and operate.

INDUSTRY BACKGROUND

     Businesses increasingly need financial and management reporting systems that can collect, organize and disseminate information quickly and accurately for strategic, financial and competitive reasons. This trend has increased the competitive pressures on these companies to automate business processes and invest in more complex technology as a way to improve their information technology systems.

  Shortfalls of traditional business information systems

     Current solutions are complex and costly. We believe that many of the leading enterprise resource planning software packages remain too complex and costly to be effective business process automation solutions for early stage and middle market companies. While many enterprise resource planning providers offer products that are targeted for these companies, the initial purchase, implementation, integration and operation of these packages generally require specialized knowledge and take up to twelve months, and frequently longer. Additionally, the infrastructure required to support these packages, once implemented, is frequently cost prohibitive for many early stage and middle market businesses. Faced with these challenges, many of these companies choose to forgo the capabilities of leading enterprise resource planning software packages in favor of less functional products.

     Personnel gap. The high cost of automating business processes has been exacerbated by the level of technical skill necessary to manage this technology and the shortage of qualified information technology, accounting, finance, and transaction processing professionals. There are indications that this shortage will continue and become more severe. Management consulting firm A.T. Kearney recently estimated that the shortage of high technology workers in Silicon Valley resulted in one in three jobs requiring special recruitment efforts or going unfilled, which leads to a loss of over $3 billion per year in lost production and additional recruiting costs. A 1998 study by the Information Technology Association of America found a shortage of 346,000 programmers, systems analysts and computer scientists.

     The emergence of ASPs and their limitations. Traditionally, companies wanting to implement Internet-enabled applications had to develop their own software applications or customize existing software packages. Recently, a number of companies, known as application service providers, or ASPs, began providing integrated software applications for business enterprises. ASPs manage the hardware and software at their data centers and provide access to clients over the Internet. ASPs do not, however, provide the accounting, financial analysis, data compilation or transaction processing professionals and infrastructure that is required to effectively operate these software applications. Moreover, ASPs can exacerbate an existing problem by putting more complicated technology in the hands of users without providing the additional training or support that is required to operate this technology effectively.

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

  Need for an outsourced solution

     International Data Corporation estimates that outsourcing spending in the United States will grow from approximately $51 billion in 1998 to more than $81 billion in 2003. Reasons for the growth in outsourcing include:

     - the desire by companies to focus on their core businesses;

     - the difficulties of attracting and retaining qualified personnel in information technology, accounting, finance, transaction processing and other business specialties;

     - the time and expense required to keep these personnel current in their skills;

     - the inability of many companies to effectively adopt and implement advanced business processes;

     - the challenges inherent in developing and maintaining software applications, and data and communications networks; and

     - the ongoing cost to keep up with leading technologies.

     Designing, developing and implementing information technology solutions for individual businesses has become increasingly complex. Companies can improve their core business processes, reduce costs and enhance their competitive position by outsourcing these processes to an affordable, single-source provider that integrates the functionality of leading enterprise resource planning software applications with the expertise of information technology, accounting, finance and transaction processing professionals.

OUR SOLUTION

     We provide our clients with a single-source, cost-effective outsourced financial and management reporting solution, which allows our clients to:

     - Maintain focus on growing their businesses. Our solution allows our clients to focus on executing their business strategy. By outsourcing to us these critical back-office functions, our clients minimize the distractions of managing the personnel and technology necessary to perform these tasks and instead focus on their core businesses.

     - Receive better business information. We allow our clients to utilize and benefit from leading enterprise resource planning software applications, which are often too costly and complex for early stage and middle market companies to obtain and operate. These applications can provide more detailed information on costs, expenses, trends, budgeting, sales and other areas more quickly than less functional solutions.

     - Reduce costs. Early stage and middle market companies often are financially constrained and seek to reduce the use of capital for non-core functions. By outsourcing these functions, these companies can reduce or eliminate the costs of:

      -- purchasing enterprise resource planning and other functional software and computer hardware;

      -- integrating and implementing the software and hardware with existing systems;

      -- recruiting, hiring and training an extensive staff of information technology, accounting, finance, transaction processing and other business professionals;

      -- ongoing training of these personnel in their respective operational areas;

      -- expanding overhead to support the growing organization; and

      -- ongoing technology and process upgrades.

     - Gain access to the most advanced enterprise resource planning applications available. We are committed to providing our clients with the most advanced enterprise resource planning applications available. We currently employ a dedicated information technology group whose function is to continually evaluate new applications and technologies, as well as integrate new releases of existing software applications into our service offerings. As a result, our clients have access to leading applications, such as Oracle financial reporting and database applications, while avoiding the complexity of keeping current with multiple product and service roll-outs.

     - Gain access to the expertise of a broad range of professionals. We offer our clients access to a broad range of professionals who are highly-qualified and specialized in areas of information technology, accounting, finance and transaction processing. Our business professionals assess each client's needs, reengineer and design each client's business processes and implement a value-added solution. The skills offered by these professionals generally are in short supply and difficult for many companies to acquire. We believe that we are well positioned to attract and retain these professionals because we offer expanded opportunities for development and career advancement and exposure to leading-edge technologies not customarily found at many early stage and middle market companies.

OUR STRATEGY

     Our objective is to become the leading single-source provider of financial and management reporting services for early stage and middle market companies, and selected financial services companies. Key elements of our strategy include:

     - Target early stage and middle market companies. We plan to focus our marketing efforts on early stage and middle market companies. These companies often have difficulty collecting, organizing and disseminating financial and business information and often are more receptive to outsourcing as a means of solving these problems. We plan to establish early relationships with these companies and grow with them as their needs in these areas expand and become more complex.

     - Build recurring revenue by continuing to emphasize client service. We plan to continue to build recurring revenue by supporting our clients' needs as they grow. We believe that our client service focus will enable us to expand our existing client relationships and to add new clients.

     - Extend technology leadership. We believe that our ability to offer the latest, most technologically advanced services possible is critical to expanding our current client relationships and client base. To this end, we employ a sizable staff of business and information technology professionals whose function is to expand and update our service offerings so that our clients can benefit from the latest technology available. We also aggressively recruit key professionals in implementation and information technology management.

     - Strengthen our brand. We believe that a strong brand is critical to attracting and expanding our client base. Until now we have relied on our own sales and marketing professionals, and referrals from our current clients and strategic partners as our primary means of attracting new clients. We plan to increase brand awareness by launching a comprehensive advertising campaign, which includes Internet, radio and print advertisements. This campaign began in September 1999.

     - Broaden service offerings. We plan to broaden our service offerings, including payroll and human resource management services, through strategic alliances. These alliances could include co-marketing or co-branding relationships. We believe that by offering these additional services, we will be able to provide a more comprehensive solution to alleviate the problems encountered by our clients performing these functions internally.

     - Develop additional relationships with trusted business partners of early stage and middle market companies. We plan to leverage and expand our relationships with the professional advisors, key suppliers and other trusted business partners of early stage and middle market companies who have the ability to refer business to us. For example, we currently have relationships with Silicon Valley Bank and Imperial Bank, two leading banking institutions for venture-backed, early stage companies, and with Cisco, a leading producer of network infrastructure, in which these companies have agreed to provide referrals for prospective clients to us. We plan to develop additional relationships with leading law firms, venture capital firms and other professional services firms that service early stage and middle market companies.

OUR OFFERINGS

     Each of our service offerings is summarized below:

-------------------------------------------------------------------------------------------------------
        PRODUCT               TARGET MARKET                         SERVICES OFFERED
-------------------------------------------------------------------------------------------------------
 REFOCOS (Financial       - Early stage and        - Reporting, including: management reporting;
 Outsourcing Corporate      middle market          investor and bank reporting; statutory reporting;
 Online Services)           companies                regulatory reporting; and income, VAT, property,
                                                     sales and use tax reporting
                                                   - Accounting, including: month-end, quarter-end and
                                                   year-end closings; and account reconciliations
                                                   - Transaction processing; including accounts
                                                   payable; disbursements; travel and entertainment
                                                     expense report; processing; billing; cash
                                                     receipts; and collections activities

                                                   - Budgeting and analysis
                                                   - Operation of financial and management reporting
                                                     software, databases, hardware, network and other
                                                     communications infrastructure
-------------------------------------------------------------------------------------------------------
 M.A.R.S. (Marketing And  - Mutual funds           - Sales tracking
 Representative Sales)
                          - Issuers of variable    - Contact management
                            annuities              - Fulfillment/inventory tracking
-------------------------------------------------------------------------------------------------------

 S.T.A.R. (Syndication    - Sponsors of limited    - Transfer agency and investor servicing through
 Tracking And Reporting)    partnerships           call center support
                                                   - Distribution processing
                          - Sponsors of real
                          estate investment        - Tax (K-1 and 1099) reporting
                          trusts                   - Sales and marketing support
                                                   - Blue sky and compliance reporting
                                                   - Multi-level support of broker selling agreements
                                                   - Investor proxy support
                                                   - Investor and broker contact management and
                                                     follow-up
-------------------------------------------------------------------------------------------------------

     Our ReFOCOS service is a financial outsourcing solution that includes reporting, accounting, transaction processing, budgeting and analysis solutions. We target our ReFOCOS service to early stage and middle market companies. We perform the accounting, transaction processing and management reporting functions for our clients. We also manage the applications, related databases, hardware, communications network and infrastructure. All but one of our ReFOCOS clients access the ReFOCOS service via the Internet.

     M.A.R.S. is a sales force automation software application aimed at the mutual fund and variable annuity industries. We currently license our M.A.R.S. software to clients who operate the software using their own staff and equipment. We recently began to market M.A.R.S. as a hosted application in which our clients can outsource to us several functions, including database management, call center services, telemarketing services and sales transaction processing. Our strategy is to emphasize hosting M.A.R.S. in our data centers while continuing to offer M.A.R.S. as a licensed software product to our clients that prefer a software-only solution.

     Our S.T.A.R. services are similar to ReFOCOS, but are designed to provide investor services to sponsors of limited partnerships and real estate investment trusts. We begin by implementing the client on the S.T.A.R. application. This typically requires minimal customization but substantial data conversion. Once implemented, we manage the applications, related databases, hardware, communications network and infrastructure. Our clients access the system using dedicated point-to-point connections. In addition to technology implementation and management, we perform a full range of investor services including transfer agency, call center, distribution processing, tax and other reporting.

CLIENT SERVICE

     We believe that providing high levels of client service creates a competitive advantage in the market for outsourced financial and management reporting services. By assessing each client's needs, we create value-added solutions through business process reengineering. Our client team includes a sales representative, a client service manager and numerous functional and technical support specialists to provide service to our clients.

     We recently implemented a process to monitor the quality of our service through client feedback mechanisms. Our policy is to solicit formal feedback from our clients four times each year, twice in writing and twice in person, to measure their level of satisfaction with our service. We use this information to help develop and identify new service offerings and enhance existing offerings provided to our clients to improve the levels of service. We also use client feedback as a basis to recognize the achievements of our employees.

     Sales. Since we believe that client service begins with the sales process, we assign a sales representative to work closely with our information technology, accounting, finance, transaction processing and other business professionals to assess a potential client's needs. Using this assessment, the sales representative identifies opportunities to add value through business process reengineering and designs solutions that integrate the client's business needs effectively. Our sales cycle typically ranges from two to six months.

     Implementation and integration. Upon engagement by a client, a client service manager works with a team of technical support specialists to transition the client from its former system to our system. The team creates new processes and reports, converts client data and integrates the client's existing hardware and software to our systems. This process generally takes from one to four months depending on the scope of the service that we provide.

     Operations. After supervising the implementation, the client service manager, together with our business process operations group, is the primary interface for day-to-day contact with the client, coordinating the efforts of both functional and technical support specialists as necessary. By visiting each client regularly and tracking all correspondence and feedback, the client service manager can ensure that all of the client's needs are addressed. Our client-to-manager ratio is kept low to offer the most responsive service.

     Specialized client support. Each client is supported by information technology, accounting, finance and transaction processing professionals. Each specialist is available to support the client directly, onsite or over the phone, or indirectly through the client service manager and business process operations group.

OUR PEOPLE

     Attracting, training and retaining high quality information technology, accounting, finance and transaction processing professionals is essential to our growth. We believe that we are well-positioned to attract and retain these professionals primarily for the following reasons:

     - Financial and management reporting, accounting management, transaction processing and record keeping services are our core businesses rather than support functions. As a result, we can offer expanded opportunities for development and career advancement, and exposure to the business processes of multiple organizations and leading-edge technology.

     - Our integration and implementation specialists are not required to spend extended periods on out-of-town client assignments, which would typically be required of these professionals if they worked for a consulting firm. As a result, we can offer more attractive opportunities than many other competing employers.

     We hire motivated individuals with strong substantive skills and leadership traits and provide them with ongoing technology and leadership skills training. We emphasize retaining our information technology, accounting, finance and transaction processing professionals through challenging work assignments and incentive programs, including rewarding outstanding performance and client service. Since July 1, 1997, our average annual retention rate for our information technology, accounting, finance and transaction processing professionals has been greater than 93%.

OUR NETWORK

     Our information technology strategy focuses on delivering reliable, high performance, integrated financial and management reporting solutions to anyone, anytime, anywhere. To this end, our application, server and networking architecture is designed to provide:

     - scalability;

     - customizable and reliable security;

     - flexible communication and networking worldwide;

     - high availability (uptime); and

     - flexible application hosting and integration capability.

  Scalability

     We have installed hardware and software that are designed to operate in parallel, to enable efficient expansion of our network infrastructure as needed. We recently signed contracts with Sprint and Electric Light Wave as additional Internet service providers, which services will commence later this year. These additional Internet service providers will allow us to increase bandwidth and network redundancy.

  Customizable and reliable security

     We deploy a multi-layered security defense against unauthorized data access. Our defenses consist of electronic and procedural controls to regulate physical access to sensitive locations within our data operations center, network access control using CiscoSecure authentication components, server operating system level controls with Cisco firewall and router-based lock-down of network protocols, IP addresses and ports, database access controls for applications, and for development and operations personnel, and application access controls at the application, user, data and business function levels.

  Flexible communication and networking worldwide

     We support four client communication models, consisting of Internet Web sites using secure socket layer technology, secure Internet-based virtual private networks, or VPN, based on 56 to 168 bit encryption, secure dial-up networks, and wide area networks using dedicated leased lines. Our VPN architecture is a key differentiator between us and the typical ASP. With our VPN networking option, we can run network based applications across multiple customer locations around the world as if the servers, printers and system interfaces were local at each and every site. This secure network solution works well for distributed offices, telecommuters and travelers because it can be deployed anywhere a customer can gain access to the Internet.

  High availability (uptime)

     Our data operations center is designed to promote high availability. We use industry leading hardware and service providers with proven compatibility, which allows us to maintain availability during system maintenance. These providers include Cisco ISP class networking hardware, software and security; Red Creek hardware accelerated virtual private networks; UUNet Internet service provider; Sun Enterprise UNIX servers and arrays; Dell multi-processor Intel based NT servers; Microsoft operating systems, security, SMS and applications; Oracle databases and applications; and Necho applications.

  Flexible application hosting and integration capability

     Our integrated systems model is designed to provide seamless integration of industry leading Internet-based applications. In addition, we also have the ability to deliver traditional client-server and "terminal-based" applications. We have the ability to host a wide range of business applications on industry leading operating system platforms that include Sun Solaris and Microsoft NT.

     We efficiently support contemporary Web-enabled software applications that are designed to give the modern "terminal," or Web browser, on a user's desktop secure access to remote application servers at the hosting site. Moreover, the VPN-based integration of our local area networks, or LANs, with our customers' LANs also allows us to run software applications that were originally only designed to run on private LANs or wide area networks. This class of software includes client-server-based applications such as M.A.R.S. or Oracle Financial Analyses, and terminal based applications such as S.T.A.R.

     This cost-effective and secure VPN with our clients and us enables us to initiate printing from desktops or our servers to local printers at our, and our clients' remote sites. It also enables us to seamlessly integrate our hosted applications, those of third-party partners, and our customers' applications that they have chosen not to outsource, as if they were all on the same LAN in the same data center.

SALES AND MARKETING

     We market our services through a direct sales organization based in the United States. Our sales force is organized by industry, with each sales professional having responsibility for one or more target industries. We believe that having an industry focus allows our sales professionals to leverage their experience to deliver a better solution to existing and prospective clients.

     Our sales force has, on average, 15 years of business experience. Because the sale of our services requires a strong understanding of business functions as well as the use of technology to facilitate business process and decision support, we recruit our sales force from sources of those skills. For example, two of our sales people each had over ten years experience at Arthur Andersen LLP, including our Group Vice President, Sales and Marketing who was previously a partner at Arthur Andersen.

     Our marketing strategy includes building awareness of our brand and developing strategic partner relationships. To this end, we recently launched a comprehensive advertising campaign, which began in September 1999.

  ReFOCOS

     Our primary focus is to target early stage and middle market companies, which we believe are more likely to be receptive to our service offerings. Typically, there is less initial risk of adoption for early stage companies because these companies generally do not have a significant investment in hardware, software and human resource infrastructure. Additionally, we believe that our solution is attractive to early stage companies because it requires minimal up-front cost, is an economical ongoing solution, and is designed to scale in a manner that is transparent to the client and which allows the client to manage its growth more effectively. Moreover, early stage and middle market companies can exhibit above average business growth, which can result in increased service revenue as we expand our relationships with them.

  M.A.R.S. and S.T.A.R.

     We currently market our M.A.R.S. software and services to the mutual fund and variable annuity industries, money management firms and banks that sponsor mutual funds. We plan to expand the industries to which we market our M.A.R.S. software and service to include insurance and no-load mutual fund companies. Our strategy is to emphasize hosting M.A.R.S. in our data centers while continuing to offer M.A.R.S. as a licensed software product to our clients that prefer a software-only solution. We market our S.T.A.R. service to sponsors of limited partnerships and real estate investment trusts. We will continue to devote resources to the marketing of our S.T.A.R. services and intend to pursue additional sales opportunities as they arise.

CLIENTS


     As of September 1, 1999, we had 36 clients, including 33 unaffiliated clients and 3 clients that are affiliated with Phoenix Leasing. Of these clients, 15 were ReFOCOS clients, 11 were M.A.R.S. clients and 15 were S.T.A.R. clients. Set forth below is a representative list of our unaffiliated clients.



-----------------------------------------------------------------------------------------------
        REFOCOS CLIENTS                M.A.R.S. CLIENTS                S.T.A.R. CLIENTS
-----------------------------------------------------------------------------------------------
    Thomas Weisel Partners           John Hancock Advisors            GE Capital Aviation
                                                                         Services/PIMC
-----------------------------------------------------------------------------------------------
      GE Capital Aviation             Aetna Insurance Co.            Paine Webber/Pegasus
         Services/PIMC
-----------------------------------------------------------------------------------------------
      GE Capital Aviation          Heritage Asset Management          Starwood Hotels and
Services/Aircraft Finance Trust                                             Resorts
-----------------------------------------------------------------------------------------------
     Paine Webber/Pegasus             Blackrock Advisors           CIGNA Financial Partners
-----------------------------------------------------------------------------------------------
  Applied Telecommunications       Deutsche Fund Management               W.P. Carey
         Technologies
-----------------------------------------------------------------------------------------------



     We believe that our high quality service is the reason why we have never lost a ReFOCOS client because of service or pricing issues. Our client contracts can generally be terminated without significant penalties for cancellation.


BUSINESS PARTNERS

     In developing our service offerings, we have formed relationships with some of the leading product and service providers whose offerings support essential business processes. These partners include Oracle, Necho, Cisco, Sun and Core Technology Group, Inc.

     We believe that we can help establish our partners in markets that are difficult to reach. Early stage middle market companies are unlikely to purchase a leading ERP solution directly from the ERP application vendor because of the significant resource commitments that implementing such an application requires. However, these companies may purchase a financial and management reporting solution from us because we offer an outsourced, turn-key solution that substantially reduces the resource commitments necessary to implement an ERP application. As a result, our business partners benefit from increased market share, and their ability to expand the relationships that we have initiated into difficult to reach markets.

     Each of our agreements with our software application partners allows us to deploy packaged application software as a service without the need to establish a separate licensing arrangement for each client. We plan to enter into additional agreements with other software vendors from time to time.

     Each of our key business relationships is described below:

     Oracle Corporation. We have a contract with Oracle that permits us to license its applications and use the software for the benefit of our customers. The contract requires that we pay a one-time software license fee and annual maintenance fees, and pay additional amounts incrementally as we add users. The contract continues for a perpetual term.

     Necho Systems Corp. We have an agreement with Necho that permits us to license its Web-based travel and expense reporting application, NavigatER, and use the software for the benefit of our customers. This agreement requires that we pay an initial software license fee, and pay additional amounts incrementally as we add users. This agreement is for a perpetual term. In addition, the agreement permits us to privately label the application. Necho has also agreed to provide us with product demonstrations, collateral materials, sales force training and sales and technical support. Finally, we have agreed to co-market our products and services and Necho has established a referral link on their website to ours for prospective clients with fewer than 200 users.

     Cisco Systems, Inc. We purchase equipment and services from Cisco for use in our data operations center as well as at client locations. We have conferred with Cisco technical personnel on the design of our VPN communication solution. As a result of meeting Cisco's stringent criteria for quality of service and support, we have been designated as a Cisco Powered Network Partner. As a result of our Cisco Powered Network Partner designation, we are eligible for co-marketing programs, technology sharing benefits and joint selling benefits.

     Sun Microsystems, Inc. We purchase equipment and services from Sun for use in our data center. Sun has assigned us "named account" status, a status that is reserved for accounts that Sun has determined merit dedicated special technical and business support. Being designated a "named account" gives us the following benefits:

     - Executive level discussions of Sun's technical and business plans;

     - Free technical design, capacity planning, evaluation equipment and systems implementation; and

     - Special payment terms for Sun's largest servers, allowing us to install fully loaded servers with excess performance and scalability, with tiered payments deferred until hardware resources are actually used.

     Core Technology Group, Inc. Core Technology Group provides to us various Oracle technology consulting services. We have entered into a relationship whereby we have agreed to use Core Technology Group for implementation and integration services on any prospective clients they refer to us with whom we ultimately sign a contract.

     Silicon Valley Bank. We have a contract with Silicon Valley Bank, through its eSource unit, under which we are included on the eSource website as a Silicon Valley Bank preferred provider. We believe that we are currently the only preferred provider of the type of services we offer. The eSource website is targeted to Silicon Valley Bank clients seeking help with particular business problems. The agreement requires that we pay fees to Silicon Valley Bank for clients it refers to us with whom we ultimately sign contracts. The agreement also provides us with periodic access to Silicon Valley Bank's lenders and business developers in order to educate them about our service offerings.

     Imperial Bank. We have a relationship with Imperial Bank's Emerging Growth Division which gives us periodic opportunities to meet with its lenders and business developers to educate them about our service offerings. We have agreed to pay Imperial fees for clients it refers to us with whom we ultimately sign contracts.

COMPETITION

     The market for outsourced financial and management reporting solutions is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. In the market for outsourced financial process and management reporting solutions, we anticipate that we will compete on the basis of service, performance, experience, price, software functionality, ability to attract professional staff and overall network design. With respect to service, we believe that we have a competitive advantage because we combine both information technology outsourcing and finance, accounting and transaction processing outsourcing. With respect to experience, we believe that we have a competitive advantage because we have provided outsourced financial and management reporting solutions since 1972. With respect to price, we believe that we have a competitive advantage because we have negotiated relatively favorable terms with Oracle, Necho and other vendors that supply components to our system. With respect to our ability to attract professional staff, we believe that we have a competitive advantage because of the career paths that we are able to offer to our professional staff. See "-- Our People." While our potential competitors come from many industry segments, we believe no single company provides the cost-effective, single-source financial and management reporting solution that we provide. Although we believe that we have several competitive advantages with respect to our potential competitors, we cannot assure you that we will be able to compete successfully in our selected markets. See "Risk Factors -- The markets we serve are highly competitive and many of our competitors have much greater resources" and "Risk Factors -- Our growth will be limited if we are unable to attract and retain qualified personnel."

     Prospective competitors include the following:

     Application service providers. Our potential competitors include application service providers such as USInternetworking, Oracle and Corio. Oracle, a business partner of ours, recently introduced a hosted service offering based on its Web-enabled enterprise resource planning software that it markets directly to middle market companies. Some of these companies have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do.

     Accounting firms. Our potential competitors include international, national and regional accounting firms who provide systems integration and outsourced finance and accounting services for their clients. Many of these firms have greater name recognition or more extensive experience than we do. PricewaterhouseCoopers LLP, KPMG LLP, and Ernst & Young LLP, among others, provide professional consulting services in the use and integration of software applications in single project client engagements and provide outsourced finance and accounting services.

     Software and systems integrators. Our potential competitors, who include national, regional, and local commercial systems integrators who bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer, generally have greater name recognition or more extensive experience than we do. EDS, Perot Systems, Andersen Consulting and PricewaterhouseCoopers LLP, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our ReFOCOS offerings. We expect that regional systems integrators are likely to compete with us. Additionally, regional systems integrators may align themselves with ISPs to offer complex Web site management combined with professional implementation services.

     Hardware and software companies. Our potential competitors include hardware and software companies providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships in order to enhance their service offerings. Oracle, a business partner of ours, recently introduced a hosted service offering based on its Web-enabled enterprise resource planning software that it markets directly to middle market companies. IBM Solutions currently provides applications outsourcing around its Lotus Notes products and delivers the service via the IBM network infrastructure. J.D. Edwards & Company, a developer of enterprise resource planning software, has announced that it will offer its software in an outsourced model. SAP AG has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software. We believe that additional hardware and software providers, potentially including our strategic partners, may enter the outsourcing market in the future.

     Other potential competitors. It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

EMPLOYEES

     As of September 1, 1999, we had 166 full-time employees, including 14 in sales and marketing, six in management, 128 in operations and 18 in research and development. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices are located in San Rafael, California, in a 40,000 square-foot facility that we lease from one of our affiliates. See "Relationship with Phoenix Companies and Certain Transactions -- Intercompany Agreements."

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings. We are not aware of any legal proceedings threatened against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors and their ages as of September 1, 1999 are as follows:

                  NAME                     AGE                        POSITION
                  ----                     ---                        --------
Gus Constantin...........................  61    Chairman of the Board and Chief Executive Officer
Bryant Tong(2)...........................  44    President, Chief Operating Officer and Director
David Brunton............................  49    Chief Financial Officer
Michael D'Almada-Remedios................  36    Chief Technology Officer
W. Corey West............................  37    Group Vice President Sales & Marketing
James Barrington(1)(2)...................  58    Director
Glen McLaughlin(1)(2)....................  64    Director
Roger Smith(1)(2)........................  58    Director

---------------
(1) Member of compensation committee of the board of directors.

(2) Member of audit committee of the board of directors.

     GUS CONSTANTIN has served as our Chairman of the Board and Chief Executive Officer since founding the company in 1996. In 1972, Mr. Constantin founded Phoenix Leasing Incorporated, a company specializing in lease financing for businesses. Mr. Constantin currently serves as Chairman of the Board and Chief Executive Officer of Phoenix Leasing, as well as Phoenix Cable Incorporated, Phoenix Precision Graphics, Inc. and Phoenix American Incorporated. Each of these entities is located in San Rafael, California. Mr. Constantin devotes approximately 40% of his professional time to us, 40% to Phoenix Leasing, 5% to Phoenix Cable, and 15% to Phoenix Precision Graphics. From 1969 to 1972, he served as Director, Computer and Technical Equipment of DCL Incorporated (formerly Diebold Computer Leasing Incorporated), a corporation formerly listed on the American Stock Exchange, and as Vice President and General Manager of DCL Capital Corporation, a wholly-owned subsidiary of DCL Incorporated. Mr. Constantin was actively engaged in marketing manufacturer leasing programs to computer and medical equipment manufacturers and in directing DCL Incorporated's IBM System/370 marketing activities. Prior to 1969, Mr. Constantin was employed by IBM Corporation as a data processing systems engineer for four years. Mr. Constantin received his B.S. in engineering from University of Michigan and his M.S. in management science from Columbia University.

     BRYANT TONG has served as our President and Chief Operating Officer since May 1, 1999 and as a director since we commenced operations. Prior to assuming his current positions, Mr. Tong served as our Executive Vice President and Chief Operating Officer from January 1, 1998 to April 30, 1999 and as our Senior Vice President, Financial Operations since we commenced operations. For more than the last five years, Mr. Tong has served as Senior Vice President, Financial Operations for Phoenix American Incorporated and each of its active subsidiaries. Mr. Tong devotes substantially all of his professional time to us. At various times throughout his tenure with Phoenix Leasing Incorporated, Mr. Tong served as an instructor at Golden Gate University, teaching Advanced Accounting. Mr. Tong received his B.S. in accounting and finance from the University of California at Berkeley and is a Certified Public Accountant.

     DAVID BRUNTON has served as Vice President and Chief Financial Officer since January 1997. From February 1987 to December 1996, Mr. Brunton served as Corporate Controller of Phoenix Leasing Incorporated and Phoenix American Incorporated Mr. Brunton is currently an Assistant Vice President and Corporate Controller of Phoenix Securities Inc., a registered broker/dealer. Mr. Brunton devotes substantially all of his professional time to us. Mr. Brunton received his B.A. in social welfare from the University of California at Chico and is a Certified Public Accountant.

     MICHAEL D'ALMADA-REMEDIOS has served as Vice President and Chief Technology Officer since September 1998. From February 1992 to September 1998, Dr. D'Almada-Remedios was with Wells Fargo

Bank, most recently as a vice president responsible for selecting technologies, developing applications and running operations to support numerous areas of consumer and business banking. Dr. D'Almada-Remedios received his B.Sc. in physics and computer science from Kings College, University of London and his Ph.D. in fluid dynamics and computer control from Nottingham (Trent) University, England.

     W. COREY WEST has served as Group Vice President Sales and Marketing since October 1998. From July 1986 to October 1998, Mr. West was with Arthur Andersen LLP, most recently as a partner. Mr. West received his B.S. in accounting and finance from the University of Washington and is a Certified Public Accountant.

     JAMES BARRINGTON has been a director since September 1999. Mr. Barrington is currently a private business consultant. From 1965 to 1999, Mr. Barrington was with Arthur Andersen LLP, serving primarily as an audit and business advisory partner. Mr. Barrington received his B.S. in accounting from San Jose State University and his M.B.A. from the University of California at Berkeley.

     GLEN MCLAUGHLIN has been a director since August 1999. Since December 1986, Mr. McLaughlin has served as President, Chief Executive Officer and a director of Venture Leasing Associates, a general equipment leasing company. From 1982 to 1990, Mr. McLaughlin was a director of Phoenix American Inc. From 1995 to 1998, Mr. McLaughlin was a director of Phoenix Receivables I, Inc. Mr. McLaughlin currently serves on the Board of Directors of Phoenix Receivables II, Inc. and Phoenix Receivables III, Inc. Mr. McLaughlin is also a director of Greater Bay Bancorp, a bank holding company and several privately-held companies. Mr. McLaughlin received his B.B.A. in accounting and business administration from the University of Oklahoma and his M.B.A. in finance and business administration from Harvard University.

     ROGER SMITH has been a director since August 1999. Since January 1999, Mr. Smith has been the owner of Smith Venture Group, a venture capital firm, a position he also held from February 1994 to March 1998. From March 1998 to January 1999, Mr. Smith was President of Venture Banking at Greater Bay Bancorp, a bank holding company. Since July 1994, Mr. Smith has served on the board of directors of Venture Lending and Leasing Inc., an investment company. Mr. Smith received his B.S. in business administration from the University of Colorado and his M.B.A. from the University of Santa Clara.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee was established in August 1999. Prior to that time, the entire board of directors participated in compensation decisions. In particular, Mr. Tong and Mr. Constantin, each an executive officer of ReSourcePhoenix.com, participated in the deliberations concerning executive officer compensation.

     Mr. Tong is also the Senior Vice President, Financial Operations for Phoenix American Incorporated and each of its active subsidiaries. Mr. Constantin is the Chairman, Chief Executive Officer and controlling shareholder of Phoenix American and each of its subsidiaries.

     We provide services to Phoenix Leasing Incorporated, Phoenix Cable Incorporated and Phoenix Precision Graphics, Inc., and we lease real estate from Phoenix American Incorporated. Mr. Constantin, our Chairman, Chief Executive Officer and controlling shareholder, is also the Chairman, Chief Executive Officer and controlling shareholder of Phoenix Leasing, Phoenix Cable, Phoenix Precision Graphics and Phoenix American. We believe that the terms of these agreements are no less favorable to us than we could have received from an unaffiliated third party. See "Relationship with Phoenix Companies and Certain Transactions -- Intercompany Agreements."

     Mr. McLaughlin, a director of ours and a member of our compensation committee, is also a director of Phoenix Receivables II, Inc. and Phoenix Receivables III, Inc. Mr. Constantin is the controlling shareholder of Phoenix Receivables II and Phoenix Receivables III.

DIRECTOR COMPENSATION

     Directors are elected each year for one-year terms and do not currently receive any cash compensation for their service as directors, but are reimbursed for reasonable expenses incurred in attending meetings. Each director will be granted on a quarterly basis an option to purchase 540 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on the date of grant. These options are fully vested at the time of the grant.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to our Chief Executive Officer and to each of our most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the fiscal year ended December 31, 1998. These officers are referred to as the "named executive officers" here and elsewhere in this prospectus.

                SUMMARY COMPENSATION TABLE FOR LAST FISCAL YEAR

                                                            ANNUAL COMPENSATION
                                                            -------------------     ALL OTHER
               NAME AND PRINCIPAL POSITION                   SALARY      BONUS     COMPENSATION
               ---------------------------                  --------    -------    ------------
Gus Constantin, Chairman and Chief Executive Officer......  $     --    $    --       $   --
Bryant Tong, President and Chief Operating Officer........   179,624      7,750        7,800(1)
David Brunton, Chief Financial Officer....................   100,000     10,160           --

---------------
(1) Consists of an automobile allowance paid to Mr. Tong.

STOCK PLANS

  Prior Plan

     On January 1, 1999, we adopted an incentive plan for our key employees. This plan allowed us to grant share appreciation and dividend income rights to our employees. We terminated this plan on August 4, 1999 subject to the effectiveness of this offering, and replaced all awards outstanding under the plan with options granted pursuant to our 1999 stock plan.

  1999 Stock Option Plan

     We have established a stock option plan pursuant to which a total of 1,260,000 shares of Class A common stock have been reserved for issuance to provide additional incentive to its employees, officers, directors and consultants. Under the stock option plan, we may grant stock options and stock purchase rights to our employees, officers, directors and consultants. Our board of directors, or a committee to whom the board has delegated authority, which we refer to as the "plan administrator", selects the individuals to whom options and stock purchase rights are granted, interprets and adopts rules for the operation of the stock option plan and specifies the vesting, exercise price and other terms of options and stock purchase rights. As of September 1, 1999, options to purchase an aggregate of 846,291 shares of Class A common stock had been granted, at a weighted average exercise price of $2.08 per share.

     The maximum term of an incentive stock option granted under the plan is generally limited to ten years. If an optionee terminates his or her service with us, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within three months of termination of service for any reason other than death or disability, and within one year after termination due to death or disability. The exercise price of incentive stock options granted under the stock option plan must be at least equal to the fair market value of our Class A common stock on the date of grant. Payment of the exercise price may be made by such methods as determined by the plan administrator and may include cash, check, a promissory note or shares of our Class A common stock valued at the fair market value on the date of exercise.

     Terms of any stock purchase rights granted under the stock option plan shall be determined by the plan administrator at the time such rights are issued. Upon the termination of a purchaser's service with us, we shall have an option to repurchase his or her shares at the original price paid by the purchaser.

     In the event we are acquired or merge with another entity or transfer all or substantially all of our assets to an entity not controlled by us, then each outstanding option and stock purchase right shall automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

STOCK OPTION GRANTS TO EMPLOYEES

     On August 4, 1999, we granted options to purchase an aggregate of 846,291 shares of our Class A common stock to some of our employees under our 1999 stock option plan. These grants are subject to the effectiveness of this offering and are intended to replace awards made under our previous incentive plan, which was terminated. Our executive officers received the following option grants:

                                                          NUMBER OF SHARES
                   EXECUTIVE OFFICER                      SUBJECT TO OPTION
                   -----------------                      -----------------
Bryant Tong.............................................       402,314
David Brunton...........................................        42,480
Michael D'Almada-Remedios...............................        25,200
W. Corey West...........................................        53,856

     These options have an exercise price of $2.08 per share and will vest fully upon the effectiveness of this offering.

  1999 Employee Stock Purchase Plan

     Concurrently with the offering, we intend to establish an Employee Stock Purchase Plan under which a total of 360,000 shares of Class A common stock will be made available for sale. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by our board of directors or by a committee appointed by the board. Employees are eligible to participate if they are employed by us or one of our subsidiaries designated by the board for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's total compensation, subject to certain limitations. The purchase plan will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after April 30 and October 31 of every other year and terminate on the last trading day in the period six months later. However, the first offering period shall be the period of approximately 24 months commencing on the date upon which the registration statement of which this prospectus is a part is declared effective by the SEC and terminating on the last trading day in the period ending October 31, 2001. Each participant will be granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each offering period. The purchase price of each share of Class A common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with us. The purchase plan will terminate in 2009 unless sooner terminated by our board.

401(K) PLAN

     We have a 401(k) Retirement Savings and Investment Plan covering our full-time employees located in the United States. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made. Under the plan, eligible employees may elect to make payroll deductions up to 15% of their compensation, up to the statutorily prescribed annual limit, which was $10,000 in 1998, and to have the amount of such deduction contributed to the plan. The plan permits, but does not require, additional matching contributions by us on behalf of all participants. To date, we have not made any matching contributions to the plan.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     We have entered into an employment agreement with Bryant Tong, our President and Chief Operating Officer. The term of the employment agreement is until December 31, 2001 and is renewable for one-year periods thereafter. Under the agreement, we are obligated to pay Mr. Tong an annual salary of $180,000, current benefits, a car allowance and a bonus based on certain revenue, expense and net income criteria. Effective upon our initial public offering, Mr. Tong's salary will increase to $275,000. Additionally, if Mr. Tong's employment with us terminates for any reason, we are obligated to pay Mr. Tong a termination payment equal to his then current base compensation plus the pro rata portion of his bonus through the termination date.

          RELATIONSHIP WITH PHOENIX COMPANIES AND CERTAIN TRANSACTIONS

RELATIONSHIP WITH GUS CONSTANTIN

     Upon completion of the offering, Gus Constantin will own approximately 62.6% of the common stock outstanding, or 57.3% if the underwriters' over-allotment option is exercised in full. As the sole holder of our Class B common stock, he will control 89.3% (87.1% if the underwriter's over-allotment option is exercised in full) of our total voting power. As long as Mr. Constantin controls a majority of the voting power, he will be able, acting alone, to:

     - elect at least a majority of our board of directors;

     - amend our certificate of incorporation or effect a merger, sale of assets or other major corporate transaction;

     - defeat any non-negotiated takeover attempt;

     - determine the amount and timing of dividends paid to himself and to holders of Class A common stock; and

     - otherwise control our management and operations and the outcome of most matters submitted for a stockholder vote.

Mr. Constantin is also the controlling shareholder of several other companies, known generally as the Phoenix companies.

     On September 12, 1999, we paid a dividend of $1,000,000 to our sole stockholder, the Gus and Mary Jane Constantin 1978 Living Trust. This dividend was paid in the form of a promissory note, which accrues interest at 9% per year. This note is secured by a security interest on our assets. We expect to repay this note fully from the net proceeds of the offering, at which time the security interest will be released.

     From time to time, our sole stockholder, the Gus and Mary Jane Constantin 1978 Living Trust, has loaned money to our operating subsidiary, ReSource/Phoenix, Inc., to fund its operations. As of September 14, 1999, we owed an aggregate of $2.25 million to the living trust. These loans are evidenced by promissory notes, which accrue interest at 9% per year. These loans are secured by a security interest on the assets of ReSource/Phoenix, Inc. We expect to repay these loans fully from the net proceeds of the offering, at which time the security interest will be released.

     Effective as of the date of our initial public offering, we have agreed to pay Gus Constantin an annual salary of $275,000.

RELATIONSHIP WITH PHOENIX COMPANIES

     In the normal course of business, we have from time-to-time entered into various business transactions and agreements with several of the Phoenix companies. We may enter into additional transactions with the Phoenix companies in the future. The following is a summary of each of the material agreements that we have entered into with the Phoenix companies. Such summaries include all material information contained in the agreements, but are qualified by those agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

  Administrative Services Agreements


     We have entered into Administrative Services Agreements with each of Phoenix Leasing Incorporated, Phoenix Cable Incorporated and Phoenix Precision Graphics, Inc. under which we provide accounting, tax, legal, administrative, financial, data processing and other consulting services to these companies for a monthly fee. These agreements are substantially identical. To date, we have been paid $5.2 million by Phoenix Leasing Incorporated, $0.6 million by Phoenix Cable Incorporated and $0.3 million by Phoenix Precision Graphics, Inc. under prior agreements. Under the new agreements, Phoenix Leasing will pay us $243,000 per month, Phoenix Cable will pay us $42,000 per month and Phoenix Precision Graphics will pay us $32,000 per month. We believe that the terms of these agreements are no less favorable to us than we could have received from an unaffiliated third party. Gus Constantin, our Chairman, Chief Executive Officer and controlling shareholder, is also the Chairman, Chief Executive Officer and controlling shareholder of each of Phoenix Leasing, Phoenix Cable and Phoenix Precision Graphics.


     Prior to August 1, 1999, we provided accounting services to Phoenix American Incorporated and Phoenix American provided tax, legal, administrative, financial, data processing and other consulting services to us. For the six months ended June 30, 1999 and the year ended December 31, 1998, we paid Phoenix American $557,000 and $494,000, respectively, for these services. Effective August 1, 1999, Phoenix American transferred these operations to us. Gus Constantin, our Chairman, Chief Executive Officer and controlling stockholder, is also the Chairman, Chief Executive Officer and controlling shareholder of Phoenix American.


  Real Estate Lease

     We lease approximately 40,000 square feet of the building that contains our principal executive offices and our data operations center from Phoenix American Incorporated. The lease is for a term of two years, with five successive options to renew for one-year terms. Under the lease, we pay $53,650 per month in rent and have a right of first refusal to lease additional space in the building if and when it becomes available. We believe that the terms of our lease agreement are no less favorable to us than we could have received from an unaffiliated third party. Mr. Constantin is the Chairman, Chief Executive Officer and controlling shareholder of Phoenix American.

     All future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the board, including a majority of the independent and disinterested directors of the board.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of common stock as of September 1, 1999 by:

     - each person or entity known to us to own beneficially more than 5% of either class of our common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all executive officers and directors as a group.

     The address of each person listed below is c/o ReSourcePhoenix.com, 2401 Kerner Boulevard, San Rafael, CA 94901-5529.

                                                                                 CLASS B
                                               CLASS A COMMON STOCK               COMMON
                                       -------------------------------------      STOCK          PERCENT OF TOTAL
                                                       PERCENT OF OWNERSHIP    ------------        VOTING POWER
                                          SHARES      ----------------------      SHARES      ----------------------
                                       BENEFICIALLY    BEFORE       AFTER      BENEFICIALLY    BEFORE       AFTER
                NAME                      OWNED       OFFERING   OFFERING(1)      OWNED       OFFERING   OFFERING(1)
                ----                   ------------   --------   -----------   ------------   --------   -----------
Gus Constantin(2)....................        540           *           *        7,172,000      100.0%       89.3%
Bryant Tong(3).......................    402,854        72.6%          *               --        1.0         0.9
David Brunton(3).....................     42,480           *           *               --          *           *
James Barrington.....................        540           *           *               --          *           *
Glen McLaughlin......................        540           *           *               --          *           *
Roger Smith..........................        540           *           *               --          *           *
All directors and executive officers
  as a group (8 persons)(4)..........    526,550        95.0%       11.0%       7,172,000      100.0%       89.5%

---------------
 *  Less than one percent.

     Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 1, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(1) Assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised, Mr. Tong will sell the first 80,500 shares to be sold pursuant to such option and Mr. Constantin will sell the remainder of the shares to be sold pursuant to such option.

(2) All of these shares are held by the Gus and Mary Constantin 1978 Living Trust, of which Mr. Constantin and his wife are trustees. The living trust can be amended or revoked at any time at the option of Mr. Constantin and his wife. Mr. Constantin and his wife, as trustees of the living trust, are authorized to exercise all rights with respect to the Class B common stock held by the trust, including the right to vote and dispose of such shares. The address of each of Mr. Constantin and his wife is: c/o ReSourcePhoenix.com, 2401 Kerner Boulevard, San Rafael, CA 94901-55529.

(3) Consists of shares of Class A Common Stock subject to options that will fully vest upon the effectiveness of our initial public offering.

(4) Includes 526,550 shares of Class A Common Stock subject to options that will fully vest upon the effectiveness of our initial public offering.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to our certificate of incorporation, we have authority to issue an aggregate of 40,000,000 shares of capital stock, consisting of 27,800,000 shares of Class A common stock, par value $0.001 per share, 7,200,000 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

     Set forth below is a description of the common stock and the preferred stock that may be issued under our certificate of incorporation. The following description and all information in this prospectus gives effect to a 1-to-0.72 reverse split of our common stock effected on September 14, 1999.

COMMON STOCK

     Shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

     Voting rights. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

     For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

     Dividends, distributions and stock splits. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     In the case of dividends or distributions payable in Class A common stock or Class B common stock, only shares of Class A common stock will be distributed with respect to the Class A common stock and only shares of Class B common stock will be distributed with respect to the Class B common stock. In the case of dividends or other distributions consisting of other voting shares, we will declare and pay such dividends in two separate classes, identical in all respects except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each such security paid to the holders of Class B common stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, our voting securities, we will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the conversion of Class B common stock into Class A common stock.

     Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     Conversion. The shares of Class A common stock are not convertible.

     Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock other than to an entity that he controls. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

     Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any, our remaining assets will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

     Mergers and other business combinations. Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock and Class B common stock differ at that time.

     All shares of Class A common stock and Class B common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock and Class B common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of undesignated preferred stock none of which are outstanding. Our board has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. Our board has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner including approval by at least 66.7% of the outstanding stock not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

     - an affiliate or associate of the persons described in the foregoing bullet points.

Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under
Section 203. Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board because stockholder approval of the transaction, as discussed above, would be unnecessary.

     Annual meetings of stockholders will be held to elect our board and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman or the Chief Executive Officer or by a majority of the board. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of the stockholders or may be taken by a consent in writing by stockholders.

     Our certificate of incorporation may be amended with the approval of a majority of the board and the holders of a majority of our outstanding voting securities.

     The number of directors will be fixed by resolution of the board. The size of the board is currently fixed at five members. The directors will be elected for annual terms at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of our voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

LIMITATION OF LIABILITY; INDEMNIFICATION

     Our certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except for specified wrongful acts, including:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

     - for any transaction from which the director derives an improper personal benefit.

     These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

     Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We plan to enter into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be identified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A common stock is ChaseMellon Shareholder Services LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, we will have 4,278,000 shares of Class A common stock and 7,172,000 shares of Class B common stock outstanding assuming no exercise of the underwriters' over-allotment option. Of this amount, the 4,250,000 shares of Class A common stock offered by this prospectus and 28,000 shares of Class A common stock subject to Rule 144(k) will be available for immediate sale in the public market as of the date of this prospectus. Approximately 846,291 shares of Class A common stock that are currently subject to outstanding options and 7,172,000 shares of Class B common stock will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of our underwriters, subject in some cases to compliance with the volume and other limitations of Rule 144.

 DAYS AFTER THE DATE OF THIS       APPROXIMATE SHARES
         PROSPECTUS             ELIGIBLE FOR FUTURE SALE                   COMMENT
 ---------------------------    ------------------------   ---------------------------------------
Upon effectiveness                      4,278,000          Freely tradable shares sold in offering
                                                           and saleable pursuant to Rule 144(k)
181 days                                8,046,291          Lock-up released, resales subject in
                                                           some cases to volume limitations

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock (approximately 114,500 shares immediately after the offering) or (b) the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144, even after the applicable holding periods have been satisfied.

     We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the Class A common stock will develop or be sustained after the offering. Any future sale of substantial amounts of Class A common stock in the open market may adversely affect the market price of the Class A common stock offered by this prospectus.

     Our directors, executive officers, and other significant stockholders have agreed that they will not sell any common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. We have also agreed not to issue any shares during the lock-up period without the consent of BancBoston Robertson Stephens Inc., except that we may, without this consent, grant options and sell shares under our stock incentive and purchase plans although the shares may not be resold into the public market during the lock-up period.

     We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of the offering to register the shares of Class A common stock subject to outstanding stock options that may be issued under these plans, which will permit the resale of these shares in the public market without restriction after the lock-up period expires.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC, have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of Class A common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if they are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancBoston Robertson Stephens Inc...........................
Thomas Weisel Partners LLC..................................
                                                              ---------
          Total.............................................
                                                              =========

INTERNATIONAL UNDERWRITER

BancBoston Robertson Stephens International Ltd.............
Thomas Weisel Partners LLC..................................
                                                              ---------
          Total.............................................
                                                              =========

     We have been advised by the representatives that the underwriters propose to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to make
certain dealers at such price less a concession of not in excess of $     per
share, of which $          may be reallowed to other dealers. After the initial
public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Class A common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-allotment Option. Some of our security holders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 637,500 additional shares of Class A common stock at the same price per share as we will receive for the 4,250,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of Class A common stock to be purchased by it shown in the above table represents as a percentage of the 4,250,000 shares offered in this offering. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 4,250,000 shares are being sold. These security holders will be obligated, according to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of Class A common stock offered in this offering. We will not receive any of the proceeds from the sale of these shares.

     The following table summarizes the compensation to be paid to the underwriters by us and the selling security holders:

                                                                                TOTAL
                                                                        ----------------------
                                                                         WITHOUT       WITH
                                                               PER        OVER-        OVER-
                                                              SHARE     ALLOTMENT    ALLOTMENT
                                                              ------    ---------    ---------
       Underwriting discounts and commissions payable by
          us................................................  $          $            $
       Underwriting discounts and commissions payable by
          selling security holders..........................

     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,060,000.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-up Agreements. Each of our executive officers, directors, stockholders, and optionholders has agreed with the representatives, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power or disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after this prospectus.

     Future Sales. In addition, we have agreed that during the period of 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens
Inc.:

     - Consent to the disposition of any shares held by stockholders prior to the expiration of the period of 180 days after the date of this prospectus; or

     - Issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than (1) the sale of shares in this offering, (2) the issuance of common stock upon the exercise or conversion of outstanding options, warrants or convertible securities,
       (3) our issuance of stock options under existing stock option plans and
       (4) our issuance of common stock under the Employee Stock Purchase Plan.

See "Shares Eligible for Future Sale."

     Listing. We have applied to have our Class A common stock quoted on the Nasdaq National Market under the symbol RPCX.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the Class A common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, persons participating in this offering may engage in transactions, include stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Directed Share Program. At our request, the underwriters have reserved up to 212,500 shares of Class A common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of ReSourcePhoenix.com. The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     New Underwriter. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 63 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 32 public offerings of equity securities. We provide services to Thomas Weisel Partners, for which Thomas Weisel Partners paid us $255,000 in the six months ended June 30, 1999.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Class A common stock offered hereby are being passed upon for ReSourcePhoenix.com by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to ReSourcePhoenix.com and the shares to be sold in the offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in the prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Changes in Stockholder's
  Equity....................................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
Pro Forma Unaudited Consolidated Financial Statements.......  F-15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
ReSourcePhoenix.com:

     We have audited the accompanying consolidated balance sheets of ReSourcePhoenix.com (a Delaware corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ReSourcePhoenix.com and subsidiary as of December 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California,
August 4, 1999

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                   YEAR ENDED         SIX MONTHS
                                                              --------------------       ENDED
                                                              12/31/97    12/31/98      6/30/99
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................   $  106      $  503      $    128
  Accounts receivable, net of allowance of $11 at December
     31, 1997, $8 at December 31, 1998 and $13 at June 30,
     1999...................................................      544         419           957
  Receivable from affiliates................................      345         182            89
  Prepaid expenses and other current assets.................       51          20           159
                                                               ------      ------      --------
          Total current assets..............................    1,046       1,124         1,333
  Property and equipment, net of accumulated depreciation of
     $133 at December 31, 1997, $439 at December 31, 1998
     and $668 at June 30, 1999..............................      686         694         1,994
  Note receivable from employee.............................       --          --            21
  Other assets..............................................       --           4            --
                                                               ------      ------      --------
          Total assets......................................   $1,732      $1,822      $  3,348
                                                               ======      ======      ========

                              LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities..................   $  874      $1,195      $    962
  Deferred revenue..........................................       --         627         1,001
  Payable to shareholder....................................       --          --            79
                                                               ------      ------      --------
          Total current liabilities.........................      874       1,822         2,042
Commitments and Contingencies
Stockholder's Equity:
  Preferred stock, $.001 par value 5,000,000 shares
     authorized, none issued and outstanding................       --          --            --
  Class A common stock, $.001 par value; 27,800,000 shares
     authorized, none issued and outstanding................       --          --            --
  Class B common stock, $.001 par value; 7,200,000 shares
     authorized, issued and outstanding at December 31, 1997
     and 1998; 7,200,000 authorized, issued and outstanding
     at June 30, 1999.......................................    1,598       6,397        15,291
  Accumulated deficit.......................................     (740)     (6,397)      (13,985)
                                                               ------      ------      --------
          Total stockholder's equity........................      858          --         1,306
                                                               ------      ------      --------
          Total liabilities and stockholder's equity........   $1,732      $1,822      $  3,348
                                                               ======      ======      ========

        The accompanying notes are an integral part of these statements.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                       SIX MONTHS    SIX MONTHS
                                                   YEAR         YEAR         YEAR         ENDED         ENDED
                                                  ENDED        ENDED        ENDED       06/30/98      06/30/99
                                                 12/31/96     12/31/97     12/31/98    (UNAUDITED)   (UNAUDITED)
                                                ----------   ----------   ----------   -----------   -----------
Revenue:
  Contract service revenue....................  $    1,175   $    2,255   $    2,460   $    1,240    $    1,740
  Contract service revenue-affiliate..........          --        3,085        2,182        1,034           913
  Software revenue............................          --           --           44           38         1,508
                                                ----------   ----------   ----------   ----------    ----------
         Total revenue........................       1,175        5,340        4,686        2,312         4,161
Operating expenses:
  Cost of providing services..................         570        2,874        4,479        2,297         2,472
  Cost of providing software revenue..........          --           --          157           41           319
  General and administrative..................         298        2,035        2,072          750         1,172
  Research and development....................          --          566        2,216          654         1,289
  Client acquisition..........................         418          513        1,123          321           995
  Stock-related compensation..................          --           --           --           --         5,291
  Depreciation and amortization...............          12          133          307          141           228
                                                ----------   ----------   ----------   ----------    ----------
         Total operating expenses.............       1,298        6,121       10,354        4,204        11,766
Loss from operations..........................        (123)        (781)      (5,668)      (1,892)       (7,605)
Other income (expense)........................          --           41           11          (41)           17
                                                ----------   ----------   ----------   ----------    ----------
Net loss......................................  $     (123)  $     (740)  $   (5,657)  $   (1,933)   $   (7,588)
                                                ==========   ==========   ==========   ==========    ==========

Basic and diluted net loss per share..........  $    (0.02)  $    (0.10)  $    (0.79)  $    (0.27)   $    (1.05)
Shares used in computing basic and diluted net
  loss per share..............................   7,200,000    7,200,000    7,200,000    7,200,000     7,200,000

        The accompanying notes are an integral part of these statements.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                         CLASS B
                                                         COMMON       PLI'S                        TOTAL
                                                          STOCK     EQUITY IN    ACCUMULATED   STOCKHOLDERS'
                                              SHARES     AMOUNT    THE COMPANY     DEFICIT        EQUITY
                                            ----------   -------   -----------   -----------   -------------
BALANCE, JANUARY 1, 1996..................               $    --      $  --       $     --        $    --
Net loss..................................                    --       (123)            --           (123)
Capital contributed from PLI..............                    --        123             --            123
                                            ----------   -------      -----       --------        -------
BALANCE, DECEMBER 31, 1996................                    --         --             --             --
Net loss..................................                    --         --           (740)          (740)
Capital contribution from stockholder.....       1,000     1,598         --             --          1,598
                                            ----------   -------      -----       --------        -------
BALANCE AT DECEMBER 31, 1997..............       1,000     1,598         --           (740)           858
Net loss..................................                    --         --         (5,657)        (5,657)
Capital contribution from stockholder.....                 4,799         --             --          4,799
                                            ----------   -------      -----       --------        -------
BALANCE AT DECEMBER 31, 1998..............       1,000     6,397         --         (6,397)            --
Net loss..................................                    --         --         (7,588)        (7,588)
Capital contribution from stockholder.....                 3,603         --             --          3,603
Cancellation of stock.....................      (1,000)       --         --             --             --
Issuance of Stock.........................   7,200,000        --         --             --             --
Compensation payable in stock.............                 5,291         --             --          5,291
                                            ----------   -------      -----       --------        -------
BALANCE AT JUNE 30, 1999 (UNAUDITED)......   7,200,000   $15,291      $  --       $(13,985)       $ 1,306
                                            ==========   =======      =====       ========        =======

        The accompanying notes are an integral part of these statements.

                      RESOURCEPHOENIX.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                  SIX MONTHS    SIX MONTHS
                                                                 YEAR         YEAR       YEAR        ENDED         ENDED
                                                                ENDED        ENDED      ENDED       6/30/98       6/30/99
                                                               12/31/96     12/31/97   12/31/98   (UNAUDITED)   (UNAUDITED)
                                                             ------------   --------   --------   -----------   -----------
OPERATING ACTIVITIES
  Net loss.................................................     $(123)       $ (740)   $(5,657)     $(1,933)      $(7,588)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization..........................        12           133        307          141           228
    Stock-related compensation.............................        --            --         --           --         5,291
    Change in operating assets and liabilities:
      Accounts receivable..................................        (3)         (544)       125            5          (538)
      Receivable from affiliates...........................        --          (345)       163          277            72
      Prepaid expenses and other current assets............        --           (51)        27           37          (135)
      Accounts payable and accrued liabilities.............        (9)          874        321          (75)         (233)
      Deferred revenue.....................................        --            --        627          119           374
                                                                -----        ------    -------      -------       -------
         Net cash used in operating activities.............      (123)         (673)    (4,087)      (1,429)       (2,529)

INVESTING ACTIVITIES
  Purchase of property and equipment.......................        --          (496)      (315)        (113)          (54)
                                                                -----        ------    -------      -------       -------
         Net cash used in investing activities.............        --          (496)      (315)        (113)          (54)

FINANCING ACTIVITIES
  Proceeds from capital contribution.......................       123         1,275      4,799        1,624         2,129
  Proceeds from Note payable to Shareholder................        --            --         --           --            79
                                                                -----        ------    -------      -------       -------
         Net cash provided by financing activities.........       123         1,275      4,799        1,624         2,208
Net increase (decrease) in cash and cash equivalents.......        --           106        397           82          (375)
Cash and cash equivalents, beginning of period.............        --            --        106          106           503
                                                                -----        ------    -------      -------       -------
Cash and cash equivalents, end of period...................     $  --        $  106    $   503      $   188       $   128
                                                                =====        ======    =======      =======       =======
SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING ACTIVITIES
  Contribution of property and equipment from affiliate....     $ 146        $  323    $    --      $    --       $ 1,474

        The accompanying notes are an integral part of these statements.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION:

     The consolidated financial statements of ReSourcePhoenix.com and Subsidiary ("the Company") include the accounts of ReSourcePhoenix.com ("the Holding Company"), a Delaware corporation, and ReSource/Phoenix, Inc. ("the Subsidiary") a California company incorporated on September 26, 1996. The Holding Company was formed on July 27, 1999 and on August 4, 1999 the shareholder of the Subsidiary contributed the shares of the Subsidiary in exchange for shares of Class B common stock of the Holding Company. The consolidated financial statements reflect this reorganization. Revenues, expenses, assets and liabilities of the Subsidiary are included in the respective line items in the consolidated financial statements for all periods presented after the elimination of intercompany accounts and transactions. The Holding Company has no operations.

     The Company provides financial, information technology and investor related services on an outsource basis to unaffiliated third parties. The Company also provides these services to affiliated companies. In addition, the Company has developed contact management and sales tracking support software for use by the mutual fund industry. The Company commenced operating as a division of Phoenix Leasing Inc. ("PLI") in 1994. On January 1, 1997, the operations were sold to the controlling shareholder of Phoenix American, Inc., the parent company of PLI and transferred to the Company. On January 1, and April 1, 1997 certain personnel of PLI were also transferred to the Company and certain assets of PLI were sold to the Company. All asset transfers were made at historical cost.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES:

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the consolidated financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the period ended June 30, 1999, are not necessarily indicative of results that may be expected for the entire year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CARVE OUT ACCOUNTING

     The consolidated results of operations for the year ended December 31, 1996 are presented on a carve out basis from the historical accounting records of PLI. The carved out consolidated financial statements include all revenues and costs directly attributable to the Company. Only revenues and costs related to third-party contracts are carved out as the Company derived no revenues from PLI or affiliates. The results also include allocation of general corporate expenses of PLI. No income tax provision has been provided as the carved out operations resulted in losses. Interest on PLI's debt has not been allocated to the Company for the carved out period.

     All of the allocations and estimates in the carved out consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operating as a separate entity.

REVENUE RECOGNITION

     The Company's revenues are derived from two sources, contract services and software.

     Contract services include monthly contractual payments for ongoing accounting, finance, data center operations and other functions in addition to up front implementation fees. Contract service revenue is recognized as the services are provided. Contract services are also provided to affiliates and reported as affiliate revenue.

     Software revenue consists principally of up front license fees earned from the licensing of the Company's software, related consulting services, and training and maintenance, which includes updates and technical support. License fee revenue includes software maintenance and support, training, and system implementation consulting. American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. In accordance with SOP 97-2, revenue from up front software license agreements is recognized when delivery has occurred, collection is deemed probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Revenue is deferred in cases where the license arrangement calls for future delivery of products or services for which the Company does not have vendor-specific objective evidence to allocate a portion of the total fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements are delivered or vendor-specific objective evidence of the undelivered elements becomes available. If license arrangements include the rights to unspecified future products, revenue is recognized over the contractual or estimated economic term of the arrangement. Consulting service and training revenues are recognized as services are performed and accepted by the customer. Maintenance revenue is recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training, and maintenance, these separate elements are unbundled from the arrangement based on the element's relative fair value. The Company provides implementation services, such as implementation planning, loading of software, training of customer personnel, data conversion, building simple interfaces, running test data, and assisting in the development and documentation of procedures. Customer personnel are dedicated to participate in the services being performed. As such, this service element qualifies for separate accounting in accordance with SOP 97-2.

DEFERRED REVENUE

     Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid financial instruments, primarily money market funds, purchased with an original maturity of three months or less.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging from 3 to 10 years.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPONENTS OF COSTS AND EXPENSES

     Cost of providing services includes salaries and benefits for personnel in our S.T.A.R. and ReFOCOS operations groups, fees paid to outside service providers other than implementation service providers and other miscellaneous operating costs. Cost of providing software revenue includes salaries and benefits for personnel in our M.A.R.S. technical support and installation groups and costs related to consulting, training and maintenance, and updates. Prior to the quarter ended June 30, 1998, these costs were expensed as research and development. General and administrative expenses includes salaries and benefits for management personnel, fees paid to outside service providers for corporate-related services and other corporate overhead. Research and development expenses include salaries and benefits for personnel engaged in M.A.R.S. development, consulting fees paid to outside service providers engaged in M.A.R.S. development and other miscellaneous costs associated with M.A.R.S. development. Client acquisition expense includes salaries, benefits and commissions paid to our sales and marketing and implementation personnel, travel expenses of our sales and marketing and implementation personnel, advertising expenses and fees paid to outside implementation consultants.

     Research and development costs are expensed as incurred. Financial accounting standards require the capitalization of certain software development costs after technological feasibility of the software is established. In the development of the Company's new products and enhancements to existing products, the technological feasibility of the software was not established until substantially all product development was complete, including the development of a working model. Internal software development costs that met the criteria for capitalization were insignificant and were charged to research and development expense in the accompanying consolidated statements of operations.

CONCENTRATION OF CREDIT RISK

     The Company does not require collateral or other security to support credit sales, but does perform ongoing credit evaluations of its customers' financial condition. The Company provides allowances for bad debts based on historical experience and specific identification, which, to date, have been insignificant.

     For the year ended December 31, 1998, two customers, PLI (an affiliate) and GE Capital Aviation Services/PIMC, accounted for 41% and 20% of the Company's net revenues. For the six months ended June 30, 1999, three customers, PLI, GE Capital Aviation Services/PIMC and John Hancock Advisors, accounted for 18%, 10%, and 30% of the Company's net revenues.

SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for the reporting of financial and descriptive information about reportable operating segments. Because the Company's financial information is internally evaluated as a single operating segment and decisions regarding resource allocation are made considering the Company's operations as a whole, no separate segment information is presented. All of the Company's operations are in the United States.

INCOME TAXES

     The Company has elected to be treated as a subchapter S corporation as defined by the Federal Internal Revenue Code. As such, the Company is not subject to federal taxes on its income and items of income, gain, loss, deductions and credit are reportable by individual stockholders of the Company. Accordingly, no liability or provision for such taxes is recorded on the Company's consolidated financial statements. Upon the completion of the Company's proposed initial public offering, the Company will terminate its election to be taxed as a subchapter S corporation.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued and, as amended, is required to be adopted by the Company in fiscal 2001. Because the Company does not currently use any derivative instruments, management does not anticipate that the adoption of the new Statement will have a significant effect on consolidated results of operations or the consolidated financial position of the Company.

     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 as amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company's management does not expect the adoption of SOP 98-9 to have a material effect on its results of consolidated operations or consolidated financial position.

NOTE 3. PROPERTY AND EQUIPMENT:

     Major classes of property and equipment are as follows (in thousands):

                                                                             JUNE 30
                                             DECEMBER 31,   DECEMBER 31,      1999
                                                 1997           1998       (UNAUDITED)
                                             ------------   ------------   -----------
Furniture, fixtures and equipment..........     $ 527          $  812        $2,278
Software...................................       292             321           384
                                                -----          ------        ------
                                                  819           1,133         2,662
Less accumulated depreciation and
  amortization.............................      (133)           (439)         (668)
                                                -----          ------        ------
Net Property and Equipment.................     $ 686          $  694        $1,994
                                                =====          ======        ======

     The Company received a transfer of property and equipment in the amount of $389,000 less accumulated depreciation of $66,000 from PLI on January 1, 1997 at historical cost. Also, effective June 1, 1999, property and equipment in the amount of $1,592,000, less accumulated depreciation of $118,000 was transferred at historical cost from an affiliate to the Company. The Company is continuing to depreciate these assets based on their original useful lives.

NOTE 4. STOCKHOLDER'S EQUITY

     Pursuant to its Amended and Restated Certificate of Incorporation, the Company is authorized to issue an aggregate of 40,000,000 shares of capital stock, consisting of 27,800,000 shares of Class A common stock, par value $0.001 per share, 7,200,000 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

     COMMON STOCK

     Shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

     Voting Rights. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

     Dividends, Distributions and Stock Splits. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by the Company's Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     Conversion. The shares of Class A common stock are not convertible.

     Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

     Liquidation. In the event of any dissolution, liquidation, or winding up of the Company's affairs, whether voluntary or involuntary, after payment of the Company's debts and other liabilities and making provision for the holders of preferred stock, if any, the Company's remaining assets will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

     Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock and Class B common stock differ at that time.

     PREFERRED STOCK

     On August 4, 1999, 5,000,000 shares of undesignated preferred stock were authorized for issuance. The Company's board has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. The Company's board has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control.

NOTE 5. STOCK BASED INCENTIVE PLANS:

     On January 1, 1999, the Company adopted an Incentive Plan ("the Phantom Plan") for its key employees, whereby share appreciation and dividend income rights were granted to such employees by reference to the Company's common shares. Upon exercise of such rights, the employees are required to

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provide to the Company an amount equal to $2.08 per share. The rights granted under the Phantom Plan vest ratably over four years.

     Additionally, the Phantom Plan contains terms and conditions that provide for its modification. In the event of a sale of the Company, each participant in the Phantom Plan shall receive a pro rata portion of the sale price, less the initial share value, as defined. Participants may also elect, after the end of the first year after the date of the award of such shares, to cash out of the Phantom Plan and receive from the Company an amount equal to two times the pro rata portion of the change in the Company's pre-tax earnings multiplied by the vesting percentage. In the event of an initial public offering, the Company shall issue to each participant a number of shares of the Company's common stock in settlement of the rights then outstanding.

     Compensation expense of $5,291,000 related to the Phantom Plan has been recognized to reflect the cumulative rights vested as of June 30, 1999. This charge increases common stock, as the Company expects the issuance of shares related to a proposed initial public offering to represent the most probable outcome. For purposes of calculating compensation expense under the Phantom Plan, the fair value of the Company's common stock was based on an independent third party valuation.

     On August 4, 1999, the Company terminated the Phantom Plan, subject to the effectiveness of the Company's proposed initial public offering. All outstanding awards under the Phantom Plan have been terminated and replaced by option grants under the Stock Option Plan (defined below), in each case subject to the effectiveness of the Company's proposed initial public offering.

     On August 4, 1999, the Board of Directors adopted its 1999 Stock Plan ("the Stock Option Plan") pursuant to which a total of 1,260,000 shares of Class A common stock have been reserved for issuance to provide additional incentive to its employees, officers, directors and consultants. Pursuant to the Stock Option Plan, the Company may grant stock options and stock purchase rights to employees, officers, directors and consultants. The Board of Directors granted options to purchase an aggregate of 846,291 shares of Class A common stock at a weighted average exercise price of $2.08 per share, subject to the effectiveness of the Company's proposed initial public offering. These grants will vest fully upon the effectiveness of the Company's initial public offering.

     Upon the completion of the anticipated initial public offering, the Company will recognize compensation expense in an amount equal to the excess of the fair value of common stock over the exercise price of such options to the extent that such expense exceeds the amounts previously recognized under the Phantom Plan at June 30, 1999.

     The maximum term of an incentive stock option granted under the Stock Option Plan is generally limited to ten years. If an optionee terminates his or her service, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within three months of termination of service for any reason other than death or disability, and within one year after termination due to death or disability. The exercise price of incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the Company's Class A common stock on the date of grant. Terms of any stock purchase rights granted under the Stock Option Plan shall be determined by the Plan Administrator at the time such rights are issued. Upon the termination of a purchaser's service with the Company, the Company shall have an option to repurchase his or her shares at the original price paid by the purchaser.

     In the event the Company is acquired or merged with another entity or transfers all or substantially all of the Company's assets, then each outstanding option and stock purchase right shall automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with the offering, the Company intends to establish an Employee Stock Purchase Plan ("the Purchase Plan") under which a total of 360,000 shares of Class A common stock will be made available for sale. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the Company's Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are employed by the Company or one of its subsidiaries designated by the Board for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's total compensation, subject to certain limitations. The Purchase Plan will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after April 30 and October 31 of every other year and terminate on the last trading day in the period six months later. However, the first offering period shall be the period of approximately 24 months commencing on the date upon which the Company's registration statement is declared effective by the Securities and Exchange Commission and terminating on the last trading day in the period ending October 31, 2001. Each participant will be granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each offering period. The purchase price of each share of Class A common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company. The Purchase Plan will terminate in 2009 unless sooner terminated by the Company's Board of Directors.

NOTE 7. NET LOSS PER SHARE

     Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. During the three years ended December 31, 1998, and during the six months ended June 30, 1999, there were no common share equivalents.

     The weighted average number of shares used for basic and diluted per share amounts has been adjusted, for all periods presented, to reflect the February 11, 1999 issuance of 7,200,000 shares of the Subsidiary's common stock, and the collateral cancellation of the 1,000 shares previously issued and outstanding. The Subsidiary common stock was exchanged on August 4, 1999 for 7,200,000 shares of Class B common stock of the Holding Company (as adjusted to give effect to the Company's 1 to 0.72 reverse stock split on September 14, 1999).

                                                YEAR ENDED                      SIX MONTHS ENDED
                                               DECEMBER 31,                         JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1996          1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------
Net loss........................  $  (123,000)  $  (740,000)  $(5,657,000)  $(1,933,000)  $(7,588,000)
Basic and diluted net loss per
  common share..................  $     (0.02)  $     (0.10)  $     (0.79)  $     (0.27)  $     (1.05)
Weighted average number of
  common shares used for basic
  and diluted per share
  amounts.......................    7,200,000     7,200,000     7,200,000     7,200,000     7,200,000

NOTE 8. COMMITMENTS AND CONTINGENCIES:

     The Company is not currently involved in any material legal proceedings. The Company is not aware of any legal proceedings pending against it.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. RELATED PARTY TRANSACTIONS:

     On January 1, 1997 the Company received certain assets, liabilities, third party service contracts and certain employees from an affiliated company owned by the Company's controlling stockholder. These assets and liabilities were transferred at historical cost.

     The Company provides accounting, investor administration and information technology services to certain affiliates, wholly owned by the Company's stockholder. The Company received $913,000 for the 6 months ended June 30 1999, and $2,182,000 and $3,085,000 for the years ended December 31, 1998 and 1997, respectively, for the provision of these services. These services were charged at the fully allocated cost to provide such services.

     On April 1, 1997 the Company also received from the same affiliated company certain employees who performed corporate functions including legal, human relations, facilities, word processing and communications. These employees were transferred back to the affiliate as of January 1, 1998. For the 9 months ended December 31, 1997 the Company charged the affiliates for these services, and these charges are included in the service fees referred to above and in the consolidated statements of operations. For the six months ended June 30, 1999, and the year ended December 31, 1998 the Company paid the affiliate $557,000 and $494,000, respectively, for these services, which is included in the consolidated statements of operations. Effective August 1, 1999, these functions will be transferred back to the Company.

     The Company has amounts due from affiliates for services of $89,000, $182,000 and $345,000 as of June 30, 1999, December 31, 1998 and December 31,
1997, respectively.

     The Company leases its office space under a noncancellable operating lease with an affiliate. The term of the lease is two years beginning August 1, 1999, with five successive options to renew for one year terms. The rental payment terms are subject to negotiation at each option period. Future minimum rental payments under noncancellable leases are as follows:

1999............................................  $  268,250
2000............................................     644,000
2001............................................     376,000
                                                  ----------
                                                  $1,288,250

     During the three years ended December 31, 1998 and the six months ended June 30, 1999, the Company was charged rent expense by the affiliate which has been offset against affiliate revenue.

NOTE 10. PROFIT SHARING:

     The Company has a profit sharing plan covering substantially all employees who meet certain age and service requirements. Contributions to the plan by the Company are made at the discretion of the Board of Directors. The profit sharing expense was $92,000, $133,000, $213,000 and $116,000 for the six months ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 11. SUBSEQUENT EVENT (UNAUDITED):

     On August 26, 1999, the Company issued two secured notes payable to its shareholder for $1,245,000 and $1,005,000 (includes $79,000 payable to shareholder at June 30, 1999). On September 12, 1999, the Company declared a dividend of $1,000,000, which was paid in the form of a secured note payable to its sole stockholder. All three notes bear interest at a rate of 9% per annum. The proceeds are to be used to fund the operations of the Company.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF JUNE 30, 1999

     The following consolidated financial statements present the ReSourcePhoenix.com and Subsidiary ("the Company") Pro Forma Unaudited Consolidated Balance Sheet at June 30, 1999 and the Pro Forma Unaudited Consolidated Statements of Operations for the year ended December 31, 1998 and the six month period ended June 30, 1999.

     The following Pro Forma Consolidated Balance Sheet as of June 30, 1999 gives effect to the proposed initial public offering as if it had occurred on June 30, 1999. The Pro Forma Unaudited Consolidated Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the proposed initial public offering as if it occurred on January 1, 1998. Both the Pro Forma Consolidated Balance Sheet and Pro Forma Consolidated Statements of Operations include adjustments directly attributable to the initial public offering and expected to have a continuing impact on the Company. The pro forma information is derived from historical consolidated financial statements of the Company. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                   SIX MONTHS                  SIX MONTHS
                                      ENDED      (UNAUDITED)      ENDED                        SIX MONTHS
                                     6/30/99     -----------     6/30/99                          ENDED
                                   (UNAUDITED)                 (UNAUDITED)   (UNAUDITED)         6/30/99
                                   -----------    PRO FORMA    -----------    PRO FORMA        (UNAUDITED)
                                     ACTUAL      ADJUSTMENTS   AS ADJUSTED   ADJUSTMENTS   AS FURTHER ADJUSTED
                                   -----------   -----------   -----------   -----------   -------------------
Current Assets:
  Cash and cash equivalents......   $    128       $ 2,171      $  2,299       $47,073          $ 49,372
  Accounts receivable............        957            --           957            --               957
  Receivable from affiliates.....         89            --            89            --                89
  Prepaid expenses and other
     current assets..............        159            --           159            --               159
                                    --------       -------      --------       -------          --------
          Total current assets...      1,333         2,171         3,504        47,073            50,577
  Property and equipment, net....      1,994            --         1,994            --             1,994
  Note from employee.............         21            --            21            --                21
                                    --------       -------      --------       -------          --------
          Total assets...........   $  3,348       $ 2,171      $  5,519       $47,073          $ 52,592
                                    ========       =======      ========       =======          ========

                                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable and accrued
     liabilities.................   $    962       $    --      $    962       $    --          $    962
  Deferred revenue...............      1,001            --         1,001            --             1,001
  Payable to shareholder.........         79           (79)           --            --                --
  Notes payable to shareholder...         --         3,250         3,250        (3,250)               --
                                    --------       -------      --------       -------          --------
          Total current
            liabilities..........      2,042         3,171         5,213        (3,250)            1,963
                                    ========       =======      ========       =======          ========
Commitments and contingencies
Stockholder's Equity:
  Class A common stock...........         --            --            --        50,323            50,323
  Class B common stock...........     15,291        (1,000)       14,291         3,948            18,239
                                    --------       -------      --------       -------          --------
  Accumulated deficit............    (13,985)           --       (13,985)       (3,948)          (17,933)
                                    --------       -------      --------       -------          --------
          Total stockholder's
            equity...............      1,306        (1,000)          306        50,323            50,629
                                    --------       -------      --------       -------          --------
          Total liabilities and
            stockholder's
            equity...............   $  3,348       $ 2,171      $  5,519       $47,073          $ 52,592
                                    ========       =======      ========       =======          ========

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           YEAR
                                                                YEAR                      ENDED
                                                               ENDED       PRO FORMA     12/31/98
                                                              12/31/98    ADJUSTMENTS    --------
                                                              --------    -----------       AS
                                                               ACTUAL     (UNAUDITED)    ADJUSTED
                                                                                         (UNAUDITED)
Revenue:
  Contract service revenue..................................  $ 2,460            --      $ 2,460
  Contract service revenue -- affiliate.....................    2,182            --        2,182
  Software revenue..........................................       44            --           44
                                                              -------       -------      -------
Total revenue...............................................    4,686            --        4,686
Operating expenses:
  Cost of providing services................................    4,479            --        4,479
  Cost of providing software revenue........................      157            --          157
  General and administrative................................    2,072            --        2,072
  Research development......................................    2,216            --        2,216
  Client acquisition........................................    1,123            --        1,123
  Depreciation and amortization.............................      307            --          307
  Stock-related compensation................................       --         3,948        3,948
                                                              -------       -------      -------
Total operating expenses....................................   10,354         3,948       14,302
                                                              -------       -------      -------
Loss from operations........................................   (5,668)       (3,948)      (9,616)
Other income................................................       11            --           11
                                                              -------       -------      -------
Net loss....................................................  $(5,657)       (3,948)     $(9,605)
                                                              =======       =======      =======
Pro forma basic and diluted net loss per share..............                             $ (1.32)
                                                                                         =======
Shares used in computing pro forma basic and diluted net
  loss per share............................................                               7,277

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        SIX MONTHS
                                                           SIX MONTHS                     ENDED
                                                             ENDED                       6/30/99
                                                            6/30/99       PRO FORMA         AS
                                                             ACTUAL      ADJUSTMENTS     ADJUSTED
                                                           ----------    -----------    ----------
                                                           (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Revenue:
  Contract service revenue...............................   $ 1,740             --       $  1,740
  Contract service revenue -- affiliate..................       913             --            913
  Software revenue.......................................     1,508             --          1,508
                                                            -------       --------       --------
Total revenue............................................     4,161             --          4,161

Operating expenses:
  Cost of providing services.............................     2,472             --          2,472
  Cost of providing software revenue.....................       319             --            319
  General and administrative.............................     1,172             --          1,172
  Research and development...............................     1,289             --          1,289
  Client acquisition.....................................       995             --            995
  Depreciation and amortization..........................       228             --            228
  Stock-related compensation.............................     5,291             --          5,291
                                                            -------       --------       --------
Total operating expenses.................................    11,766             --         11,766
Loss from operations.....................................    (7,605)            --         (7,605)
                                                            -------       --------       --------
Other income.............................................        17             --             17
                                                            -------       --------       --------
Net loss.................................................   $(7,588)            --       $ (7,588)
                                                            =======       ========       ========
Pro forma basic and diluted net loss per share...........                                $  (1.04)
Shares used in computing pro forma basic and diluted net
  loss per share.........................................                                   7,277

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO PRO FORMA UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of the Company or the consolidated results of operations that would have resulted had the initial public offering taken place on January 1, 1998. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 have been determined based on the consolidated statements of operations assuming the initial public offering occurred as of January 1, 1998 for the purposes of the unaudited pro forma consolidated statements of operations. The unaudited pro forma consolidated balance sheet at June 30, 1999 reflects the Company's consolidated financial position as if the initial public offering occurred on June 30, 1999.

2. UNAUDITED PRO FORMA FINANCIAL ADJUSTMENTS


     Pro forma adjustments to the June 30, 1999 pro forma consolidated balance sheet have been presented in two columns. The first pro forma adjustments column and the "as adjusted" column reflect: (A) the dividend of a note payable to the Company's sole shareholder, and (B) the loans by the Company's sole shareholder to the Company. The second pro forma adjustments column and the "as further adjusted" column reflect: (C) the repayment of the note payable to the Company's sole shareholder, (D) the repayment of the Company's sole shareholder of the loans made to the Company, (E) recognition of compensation expense related to the Company's Stock Option Plan, and (F) application of the remaining net proceeds of the Company's initial public offering.


     Pro forma adjustments that result specifically from the proposed initial public offering include the subsequent repayment of the notes payable as described in Note 11 of the Notes to Consolidated Financial Statements, as well as the issuance of 4,250,000 shares of Class A common stock and the payment of $1,060,000 of estimated offering costs consisting primarily of financial advisory fees, attorneys, accountants, financial printing, and other related charges.

     As described in Note 5 of the Notes to Consolidated Financial Statements, compensation expense related to the Company's Stock Option Plan has been recognized in an amount equal to the excess of the fair market value of common stock over the exercise price of such options to the extent that such expense exceeds the amounts previously recognized under the Phantom Plan as of June 30, 1999. The incremental compensation expense recognized in the pro forma unaudited consolidated financial statements upon the establishment of the Stock Option Plan is $3,948,000. For purposes of calculating compensation expense under the Stock Option Plan, the fair value of the Company's Class A common stock was based on an assumed initial public offering price of $13.00 per share. As this adjustment is also related specifically to the proposed initial public offering, it is presented as such.

3. UNAUDITED PRO FORMA INCOME TAX ADJUSTMENTS

     The reincorporation of the Company under the proposed initial public offering will result in the creation of deferred tax assets. However, an income tax benefit will not be recognized on a pro forma basis for any period presented because the Company has experienced operating losses since inception. Since the Company's utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided in the pro forma unaudited consolidated financial statements.

                       RESOURCEPHOENIX.COM AND SUBSIDIARY

                   NOTES TO PRO FORMA UNAUDITED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

4. UNAUDITED PRO FORMA NET LOSS PER SHARE


     The net loss per share and shares used in computing the basic and diluted net loss per share are based upon the historical weighted average common shares outstanding increased by 76.923 to give effect to the number of shares whose proceeds are to be used to pay the dividend described in Note 2 above and Note 11 of the Notes to Consolidated Financial Statements, based on an assumed initial public offering price of $13.00 per share.


     The net loss per share and shares used in computing the diluted net loss per share are not adjusted to include the issuance of stock options to purchase 846,291 shares of Class A common stock, contingent upon the Company's initial public offering, pursuant to the Stock Option Plan, as described in Note 5 of the Notes to Consolidated Financial Statements, as they are antidilutive.

                             Description of Artwork


Back Cover

ReSourcePhoenix.com logo

                           [RESOURCEPHOENIX.COM LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 1999

                           [RESOURCEPHOENIX.COM LOGO]

                                4,250,000 SHARES

                              CLASS A COMMON STOCK

     ReSourcePhoenix.com is offering 4,250,000 shares of its Class A common stock. This is ReSourcePhoenix.com's initial public offering and no public market currently exists for its shares. We have applied to have our Class A common stock quoted on the Nasdaq National Market under the symbol "RPCX." We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

                         ------------------------------

             INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

                                                              PER SHARE      TOTAL
                                                              ---------    ----------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to ReSourcePhoenix.com.............................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Some of our security holders have granted the underwriters a 30-day option to purchase up to an additional 637,500 shares of Class A common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the
shares of Class A common stock to purchasers on                , 1999.

                         ------------------------------

ROBERTSON STEPHENS INTERNATIONAL                      THOMAS WEISEL PARTNERS LLC

             The date of this prospectus is                , 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $   19,023
NASD filing fee.............................................       7,342
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     325,000
Blue Sky qualification fees and expenses....................       5,000
Transfer agent and registrar fees...........................       5,000
Miscellaneous fees..........................................       3,635
                                                              ----------
Total.......................................................  $1,060,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 12 of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant will enter into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since the Registrant's inception, the Registrant issued and sold the following securities:

     On August 4, 1999, we issued 7,200,000 shares of Class B Common Stock to Gus Constantin in exchange for the outstanding capital stock of ReSource/Phoenix, Inc., a California corporation. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. All of the securities were acquired by the recipient for investment and not with a view toward the resale or distribution thereof. The recipient was a director and officer of ours and a sophisticated investor, the offer and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid. The recipient had adequate access, through his relationships with the Registrant, to information about the Registrant.

     On August 4, 1999 we granted options to purchase an aggregate of 846,291 shares of Class A common stock at an exercise price of $2.08 per share, subject to the effectiveness of our initial public offering. The foregoing grants were made in reliance on Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------
       1.1**       Form of Underwriting Agreement.
       2.1**       Contribution Agreement, dated August 4, 1999, between Gus
                   Constantin, as trustee for the Gus and Mary Constantin 1978
                   Living Trust, and Registrant.
       3.1**       Amended and Restated Certificate of Incorporation of
                   Registrant.
       3.2**       Bylaws of Registrant.
       4.1**       Form of Registrant's Class A Common Stock certificate.
       4.2**       Form of Registrant's Class B Common Stock Certificate.
       5.1**       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation.
      10.1**       Form of Indemnification Agreement.
      10.2**       Letter of Understanding and Summary of Discussion, dated
                   June 1, 1998, between Bryant Tong and Registrant.
      10.3**       Amendment to Letter of Understanding, dated August 4, 1999, between Bryant Tong and Registrant.
      10.4**       Restated 1999 Stock Plan.
      10.5**       Restated 1999 Employee Stock Purchase Plan.
      10.6**       Administrative Services Agreement, dated August 1, 1999,
                   between Phoenix Cable Incorporated and Registrant.
      10.7**       Administrative Services Agreement, dated August 1, 1999,
                   between Phoenix Precision Graphics, Inc. and Registrant.
      10.8**       Administrative Services Agreement, dated August 1, 1999,
                   between Phoenix Leasing Incorporated and Registrant.
      10.9#        Business Alliance Program Agreement, dated May 15, 1997,
                   between Oracle Corporation and Registrant.
      10.10**      Amendment One to Business Alliance Agreement, dated May 15,
                   1997, between Oracle Corporation and Registrant.
      10.11#       Software License and Services Agreement, dated November 14,
                   1997, between Oracle Corporation and Registrant.
      10.12**      Amendment One to Software License and Services Agreement,
                   dated November 14, 1997, between Oracle Corporation and
                   Registrant.
      10.13#       Software License, Support and Professional Services
                   Agreement, dated June 29, 1999 between Necho Systems Corp.
                   and Registrant.
      10.14**      Lease, dated August 1, 1999, between Phoenix American
                   Incorporated and Registrant.
      10.15**      Sublease dated August 31, 1999 between ReSource/Phoenix,
                   Inc. and PeopleSoft USA Inc.
      11.1         Calculation of historical and pro forma earnings per share
      21.1**       List of subsidiaries.
      23.1**       Consent of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation (included in Exhibit 5.1).
      23.2         Consent of Arthur Andersen LLP, Independent Public
                   Accountants.
      24.1**       Powers of Attorney for Messrs. Constantin, Tong, Brunton and
                   Smith.
      24.2**       Power of Attorney for Mr. Barrington
      24.3**       Power of Attorney for Mr. McLaughlin
      27.1**       Financial Data Schedule.


---------------

** Previously filed.

#  Confidential treatment requested for portions of this exhibit.

(b) Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has had duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Rafael, California on this 12th day of October, 1999.


                                          RESOURCEPHOENIX.COM

                                          By: /s/ BRYANT TONG
                                            ------------------------------------
                                              Bryant Tong
                                              President and Chief Operating
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 has had been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
                          *                              Chairman of the Board and     October 12, 1999
-----------------------------------------------------     Chief Executive Officer
                   Gus Constantin                      (Principal Executive Officer)

                   /s/ BRYANT TONG                       President, Chief Operating    October 12, 1999
-----------------------------------------------------       Officer and Director
                     Bryant Tong

                  /s/ DAVID BRUNTON                       Chief Financial Officer      October 12, 1999
-----------------------------------------------------     (Principal Financial and
                    David Brunton                           Accounting Officer)

                          *                                       Director             October 12, 1999
-----------------------------------------------------
                  James Barrington

                          *                                       Director             October 12, 1999
-----------------------------------------------------
                   Glen McLaughlin

                          *                                       Director             October 12, 1999
-----------------------------------------------------
                     Roger Smith

                *By: /s/ BRYANT TONG
     ------------------------------------------------
                       Bryant Tong
                     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   1.1**       Form of Underwriting Agreement.
   2.1**       Contribution Agreement, dated August 4, 1999, between Gus
               Constantin, as trustee for the Gus and Mary Constantin 1978
               Living Trust, and Registrant.
   3.1**       Amended and Restated Certificate of Incorporation of
               Registrant.
   3.2**       Bylaws of Registrant.
   4.1**       Form of Registrant's Class A Common Stock certificate.
   4.2**       Form of Registrant's Class B Common Stock Certificate.
   5.1**       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.
  10.1**       Form of Indemnification Agreement.
  10.2**       Letter of Understanding and Summary of Discussion, dated
               June 1, 1998, between Bryant Tong and Registrant.
  10.3**       Amendment to Letter of Understanding, dated August 4, 1999, between Bryant Tong and Registrant.
  10.4**       Restated 1999 Stock Plan.
  10.5**       Restated 1999 Employee Stock Purchase Plan.
  10.6**       Administrative Services Agreement, dated August 1, 1999,
               between Phoenix Cable Incorporated and Registrant.
  10.7**       Administrative Services Agreement, dated August 1, 1999,
               between Phoenix Precision Graphics, Inc. and Registrant.
  10.8**       Administrative Services Agreement, dated August 1, 1999,
               between Phoenix Leasing Incorporated and Registrant.
  10.9#        Business Alliance Program Agreement, dated May 15, 1997,
               between Oracle Corporation and Registrant.
  10.10**      Amendment One to Business Alliance Agreement, dated May 15,
               1997, between Oracle Corporation and Registrant.
  10.11#       Software License and Services Agreement, dated November 14,
               1997, between Oracle Corporation and Registrant.
  10.12**      Amendment One to Software License and Services Agreement,
               dated November 14, 1997, between Oracle Corporation and
               Registrant.
  10.13#       Software License, Support and Professional Services
               Agreement between Necho Systems Corp. and Registrant.
  10.14**      Lease, dated August 1, 1999, between Phoenix American
               Incorporated and Registrant.
  10.15**      Sublease dated August 31, 1999 between ReSource/Phoenix,
               Inc. and PeopleSoft USA Inc.
  11.1         Calculation of historical and pro forma earnings per share.
  21.1**       List of subsidiaries.
  23.1**       Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).
  23.2         Consent of Arthur Andersen LLP, Independent Public
               Accountants.
  24.1**       Powers of Attorney for Messrs. Constantin, Tong, Brunton and
               Smith.
  24.2**       Power of Attorney for Mr. Barrington
  24.3**       Power of Attorney for Mr. McLaughlin
  27.1**       Financial Data Schedule.


---------------
** Previously filed.
#  Confidential treatment requested for portions of this exhibit.